UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
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CapitalSource Inc.

(Name of Registrant as Specified in Its Charter)

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March 15, 2012

Dear Stockholder:

On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Stockholders to be held on April 26, 2012, at 8:00 a.m. at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071.

There will be three proposals to be acted upon at the 2012 Annual Meeting, each of which is described in detail in our proxy statement and related materials. Your Board of Directors believes that these proposals are in the best interests of the Company and its stockholders and recommends that you vote in favor of the proposals related to the election of directors, the ratification of the Company’s registered public accounting firm and the advisory vote on the compensation of our named executive officers.

Your vote is very important. Whether or not you plan to attend the 2012 Annual Meeting in person, please vote your shares by telephone or over the Internet as described in the Notice as promptly as possible. You also may request a paper proxy card to submit your vote by mail if you prefer, although we encourage you to vote by telephone or over the Internet because it will save the Company printing costs and postage fees. If you later decide to attend the meeting, you may revoke your proxy at that time and vote your shares in person.

Thank you for your continued support.

Cordially,

James J. Pieczynski, Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 26, 2012

To Our Stockholders:

The 2012 Annual Meeting of Stockholders of CapitalSource Inc. will be held at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071, 8:00 a.m., local time, on April 26, 2012 for the following purposes:

(1)	to consider and act upon a proposal to elect three directors to the Company’s Board;

(2)	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

(3)	to consider an advisory vote on the compensation of our named executive officers; and

(4)	to transact such other business, if any, as may properly come before the meeting.

The Board of Directors set the close of business on March 2, 2012, as the record date to determine the stockholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to attend the 2012 Annual Meeting. Attendance at our 2012 Annual Meeting will be limited to persons presenting a Notice or proxy card (if you received one), and picture identification. If you hold shares through an intermediary, such as a broker, bank or other nominee, you must present proof of ownership at the meeting. Proof of ownership could include a proxy from your broker, bank or other nominee or a copy of your account statement.

Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by telephone or Internet, or by completing, signing and returning by mail a proxy card (if you received one). If you decide to attend the 2012 Annual Meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY:

(i) TELEPHONE, (ii) INTERNET, (iii) COMPLETING, SIGNING AND RETURNING A PAPER PROXY CARD (IF YOU RECEIVED ONE) BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m. Eastern Time on April 25, 2012.

By Action of the Board of Directors

Kori Ogrosky
General Counsel and Corporate Secretary

5404 Wisconsin Avenue, 2nd Floor

Chevy Chase, Maryland 20815

March 15, 2012

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

April 26, 2012

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of CapitalSource Inc. for the 2012 Annual Meeting of Stockholders to be held on April 26, 2012 at 8:00 a.m. at our headquarters located at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071 and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the 2012 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Internet Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2011 Annual Report on Form 10-K) to each stockholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our stockholders (other than those that previously elected to receive paper copies) a Notice of Internet Availability of Proxy Materials (“Notice”), which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

It is anticipated that the Notice will be mailed to stockholders on or about March 15, 2011.

Who Can Vote

Stockholders of record on March 2, 2012 may attend and vote at the 2012 Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 242,309,521 shares of common stock outstanding and entitled to vote. Each share is entitled to one vote on each matter presented. The presence, in person or by proxy, of the holders of a majority in voting power of the shares of capital stock outstanding on March 2, 2012 and entitled to vote at the 2012 Annual Meeting will constitute a quorum to conduct business. Shares represented by proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Shares held in a broker’s account that are voted by the broker or other nominee on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum.

A list of stockholders entitled to vote at the 2012 Annual Meeting will be open to examination by any stockholder, for any purpose germane to the 2012 Annual Meeting, at 633 West 5th Street, 33rd Floor, Los Angeles, California 90071 during normal business hours for a period of ten days before the 2012 Annual Meeting and at the 2012 Annual Meeting.

Voting Procedures

You may vote your shares of CapitalSource stock by any of the following methods:

By Telephone or the Internet—Stockholders can vote their shares via telephone or the Internet as instructed in the Notice. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

The telephone and Internet voting facilities will close at 11:59 p.m. Eastern Time, on April 25, 2012.

By Mail—Stockholders that receive a paper proxy card may vote by mail by completing, signing and dating their proxy cards and mailing them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by April 25, 2012, or the deadline imposed by your bank, broker or other agent for your shares to be voted.

In Person—Shares held in your name as the stockholder of record may be voted by you in person at the 2012 Annual Meeting. Shares held beneficially in street name may be voted by you in person at the 2012 Annual Meeting only if you provide at the meeting a legal proxy from the bank, broker or other agent that holds your shares giving you the right to vote the shares.

Shares represented by proxies will be voted as directed by the stockholder. Unless you direct otherwise, if you grant a proxy, your shares will be voted as follows:

(1) FOR the Board’s three nominees for the Board of Directors;

(2) FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012;

(3) FOR the advisory vote on the compensation of our named executive officers; and

(4) in the discretion of the proxy holder, on any other matter to be presented at the 2012 Annual Meeting.

You may revoke any proxy you grant at any time prior to its exercise by: (1) submitting a new proxy with a later date, including a proxy given over the Internet or by telephone; (2) notifying our Corporate Secretary in writing of your revocation of the prior proxy before the 2012 Annual Meeting; or (3) voting in person at the 2012 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other agent following the instructions they provide, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the 2012 Annual Meeting and voting in person. Any stockholders owning shares in street name who wish to revoke voting instructions previously given to their broker, bank or other nominee should contact such broker, bank or other nominee for further instructions.

PROPOSAL 1—ELECTION OF DIRECTORS

Board of Directors

Currently, our Board of Directors comprises eight members, divided into three classes, with all directors elected to serve for three-year terms. On October 26, 2011, Frederick W. Eubank, II, a member of our Board and of the Compensation Committee and Asset, Liability and Credit Policy Committee of the Board, resigned from the Board and the Board committees of which he was a member. Another member of our Board, Steven A. Museles, retired from his position as Co-Chief Executive Officer effective December 31, 2011, and is retiring from the Board at the 2012 Annual Meeting. Accordingly, the Board will consist of 7 directors following the 2012 Annual Meeting. The Board held 11 meetings during 2011 and each of the incumbent directors attended at least 75% of the meetings of the Board and applicable committees of the Board held during his or her term of service. In accordance with the Company’s policy on director attendance at annual meetings, all of our directors who then served on the Board attended last year’s annual meeting.

The Board conducts its business through meetings of the Board and its committees, including the Audit Committee, the Compensation Committee, the Asset, Liability and Credit Policy Committee and the Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each composed entirely of independent directors as required by the rules of the New York Stock Exchange (the “NYSE”).

Board Leadership Structure

Effective January 1, 2010, we formed an Office of the Chairman comprising our founder, Chairman of the Board and former Chief Executive Officer, John K. Delaney, as Executive Chairman, and Steven A. Museles and James J. Pieczynski, who at the time were serving as our Co-Chief Executive Officers and members of our Board. As described above, Mr. Museles has retired as Co-Chief Executive Officer effective December 31, 2011 and is retiring from the Board at the 2012 Annual Meeting. Mr. Pieczynski continues to serve as our Chief Executive Officer and as a member of our Board. On January 4, 2012, the Board granted Mr. Delaney a leave of absence from his role as Executive Chairman in accordance with the terms of a letter agreement between the Company and Mr. Delaney. During his leave of absence, Mr. Delaney will continue to serve as Chairman of the Board, as a member of the Asset, Liability and Credit Policy Committee of the Board and as Chairman of the Board of Directors of CapitalSource Bank. In February 2012, we discontinued the Office of the Chairman.

Our Principles of Corporate Governance, which are available on our website, provide for a majority of directors to be independent from management and the appointment of an independent presiding director selected by and from the independent directors. Our Principles of Corporate Governance provide that our independent presiding director, among other responsibilities, will coordinate the activities of the independent directors, to serve as a liaison between executive management and the independent directors, preside at executive sessions of the independent directors with authority to call additional executive sessions or meetings of the independent directors, preside at Board meetings in the chairman’s absence, approve agendas and schedules for Board meetings, and will be available for consultation and direct communication with major stockholders if requested.

Audit Committee

Our Audit Committee currently consists of William G. Byrnes, who serves as Chairman, Sara Grootwassink Lewis and C. William Hosler. Each of the foregoing Audit Committee members has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors and under the independence standards adopted by the Securities and Exchange Commission (“SEC”) that are applicable only to audit committee members. A discussion of these standards is set forth below under “Corporate Governance—Independent Directors.” Our Audit Committee’s charter provides that the Audit Committee shall have a designated “audit committee financial expert” within the meaning of SEC rules. Our Board has determined that all members of the Audit Committee qualify as audit committee financial experts.

The Audit Committee’s primary duties and assigned roles are to:

•

serve as an independent and objective body to monitor and assess our compliance with legal and regulatory requirements, our financial reporting processes and related internal control systems and the performance, generally, of our internal audit function;

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oversee the audit and other services of our outside independent registered public accounting firm and be directly responsible for the appointment, independence, qualifications, compensation and oversight of our outside independent registered public accounting firm, which reports directly to the Audit Committee;

•	provide an open avenue of communication among our outside independent registered public accounting firm, accountants, financial and senior management, the internal auditing department, and our Board;

•	resolve any disagreements between management and our outside independent registered public accounting firm regarding financial reporting; and

•

consider and approve transactions between the Company and our directors, executive officers, nominees for directors or 5% or greater beneficial owners, any of their immediate family members or entities affiliated with them (all of the foregoing, “Related Persons”) if the Related Person had or will have a direct or indirect material interest in the transaction.

The Audit Committee met nine times during 2011. The Audit Committee charter mandates that the Audit Committee approve all audit, audit-related, tax and other services conducted by our independent registered public accounting firm. The Audit Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Audit Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Compensation Committee

Our Compensation Committee currently consists of Timothy M. Hurd, who serves as Chairman, C. William Hosler, and Sara Grootwassink Lewis each of whom has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The Compensation Committee has the overall responsibility, power and authority to evaluate, approve and recommend to the Board the compensation of the Company’s directors and executive officers. Messrs. Delaney, Pieczynski and Tad Lowrey, Chief Executive Officer of CapitalSource Bank, review and make recommendations to the Compensation Committee regarding the compensation of the other named executive officers, but do not participate in decisions as to their own compensation.

The Compensation Committee retained Frederic W. Cook & Co., or FW Cook, an independent executive compensation consulting firm, during 2011, to advise the Compensation Committee in evaluating alternatives to the compensation of our executive officers, structuring employment agreements with our executive officers, and advising on non-employee director compensation.

The Compensation Committee met seven times during 2011. The Compensation Committee charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the Compensation Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Asset, Liability and Credit Policy Committee

Our Asset, Liability and Credit Policy Committee (“ALCP”), currently consists of Andrew B. Fremder, who serves as Chairman, Mr. Delaney and Mr. Pieczynski. The purpose of the ALCP is to oversee and review the Company’s asset and liability management activities and strategies including the significant policies, procedures, and practices employed to manage these risks.

The ALCP met six times during 2011. The ALCP charter is posted on our website at http://www.capitalsource.com. You may also obtain a copy of the charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Sara Grootwassink Lewis, who serves as Chairman, Andrew B. Fremder and William G. Byrnes. Each member has been determined by the Board to be independent under the independence standards adopted by the NYSE relative to all directors. The primary functions of the Nominating and Corporate Governance Committee are to:

•

identify individuals qualified to become Board members and determine whether each director and director nominee is qualified to be a Board member, in each case taking into consideration the qualification criteria set forth in its charter;

•	recommend to the Board candidates for election or re-election to, or removal from, the Board;

•	consider and make recommendations to our Board concerning the size and composition of the Board;

•	consider from time to time the Board committee structure, duties, authorities and makeup;

•	recommend to the Board retirement policies and procedures affecting Board members; and

•	take a leadership role with respect to the development, implementation and review of our Company’s corporate governance.

The Nominating and Corporate Governance Committee assesses whether our directors and director candidates possess the experience, qualifications, attributes and skills to serve as directors, all in the context of an assessment of the perceived needs of the Board. For those director candidates that appear upon first consideration to meet the Nominating and Corporate Governance Committee’s criteria, it engages in further research to evaluate their candidacies. The Nominating and Corporate Governance Committee considers whether directors and director nominees bring diverse perspectives and life experiences to the Board and its charter sets forth criteria for the Committee to consider in evaluating current directors and potential director nominees including the following:

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the highest level of personal and professional integrity and ethical character as well as reputations, both personal and professional, consistent with the image and reputation the Company seeks to uphold;

•	sound business judgment on, and creative and visionary approaches to, a broad range of issues;

•	financial literacy and a sound understanding of business strategy, business environment, corporate governance and board operations;

•	significant ability and experience, and proven superior performance, in relevant professional, policy or academic endeavors;

•

relevant leadership experience at a high level business, policy or leadership position in complex organizations, including medium to large companies, government, educational and other non-profit institutions;

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expertise in accounting, finance, healthcare, financial institutions, compensation, governance, legal matters, regulated institutions or activities, strategy, industry knowledge and/or general business matters; and

•	the ability and commitment to serve on the Board for an extended period.

The Nominating and Corporate Governance Committee also identifies and recommends candidates for the Board of Directors of CapitalSource Bank and assesses such candidates’ experience, qualifications, attributes and skills to serve as directors, using the criteria described above.

In making recommendations for director nominees for the annual meeting of stockholders, the Nominating and Corporate Governance Committee will consider any written suggestions of stockholders received by the Corporate Secretary of the Company by no later than 120 days prior to the anniversary of the Company’s proxy statement issued in connection with the prior year’s annual meeting of stockholders. Suggestions must be mailed to CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. The manner in which director nominee candidates suggested in accordance with this policy are evaluated does not differ from the manner in which candidates recommended by other sources are evaluated.

The Nominating and Corporate Governance Committee met four times during 2011. The Nominating and Corporate Governance Committee charter is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Nominating and Corporate Governance Committee charter without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Corporate Governance

We are dedicated to establishing and maintaining high standards of corporate governance. Our executive officers and the members of our Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe our corporate governance initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder, as well as the corporate governance listing standards adopted by the NYSE and approved by the SEC. On an ongoing basis, our Board continues to evaluate our corporate governance principles and policies.

Independent Directors

For the Board to have a substantial degree of independence from management, a majority of directors must be independent of management, in both fact and appearance, and must satisfy the independence criteria of the NYSE and any other legal requirements.

The NYSE’s corporate governance listing standards include a requirement that a majority of directors of NYSE-listed companies be “independent.” For a director to be “independent” under these rules, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. In addition, the NYSE’s rules set forth certain relationships between a director, or an immediate family member of a director, and the Company which would preclude the Board from determining a director to be independent.

To further assist the Board in evaluating the materiality of relationships for purposes of assessing the independence of incumbent directors and director nominees, the Board has adopted objective standards as permitted by the NYSE rules. The objective standards our Board has adopted do not override the NYSE’s rules on independence. A relationship that is not disqualifying under the NYSE standards will nevertheless be further evaluated against our objective standards in determining a director’s independence. Our objective standards provide that a director who served or has served as an executive officer of a charitable organization to which our contributions, in any of the past three fiscal years, do not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues may be considered independent by the Board. In addition, the objective standards provide that lending and investment transactions between us and any of our directors (or their immediate family members) or any entity for which any of our directors (or their immediate family members) is an executive officer or general partner (any of the foregoing, a “Related Person”), or any other entity in which any one or more Related Persons individually or in the aggregate (aggregating the interests of all such persons), directly or indirectly, possesses a 10% or greater equity or voting interest or that is otherwise controlled by any one or more Related Persons individually or in the aggregate will be deemed by the Board not to be material if:

•	such transaction was made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients;

•	with respect to extensions of credit, we followed credit underwriting procedures that were not less stringent than those for comparable transactions with our unrelated clients;

•	the maximum amount of funds proposed to be committed did not, at the time of the commitment, exceed 2% of our total consolidated assets; and

•

taken together with all funds proposed to be committed to a Related Person together with all entities associated with such Related Person as described above, the aggregate amount of funds proposed to be committed to such entities did not, at the time of the commitment, exceed 5% of our total consolidated assets.

Finally, under our objective standards other business relationships between us and any Related Person or entity associated with such Related Person as described above made in the ordinary course of business and on substantially the same terms as those for comparable transactions with our unrelated clients are deemed by the Board not to be material.

Except in the cases of Messrs. Delaney and Pieczynski, who are Company employees, and Mr. Museles, who was a Company employee until his resignation as Co-Chief Executive Officer effective December 31, 2011, the Board is not aware of any relationship between us and any of our directors other than those deemed not to be material in accordance with these objective standards. Accordingly, the Board has determined that all of the Board’s current non-management members, other than Mr. Museles, are “independent” directors for the purposes of the NYSE’s rules and our objective standards.

SEC rules impose additional independence requirements for all members of the Audit Committee. These rules set forth two basic criteria. First, audit committee members are barred from accepting, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or its affiliates, other than in their capacities as directors of the Company or any of its subsidiaries or as members of any Board committee of the Company or its subsidiaries. The second basic criterion for determining independence provides that a member of the Audit Committee may not be an affiliated person of the Company or any subsidiary of the Company apart from his or her capacity as a director of the Company or any of its subsidiaries or as member of any Board committee. As noted above, Messrs. Byrnes and Hosler and Ms. Grootwassink Lewis qualify as “independent” under these SEC rules.

Consistent with the NYSE’s corporate governance listing standards, our Principles of Corporate Governance call for the non-management directors to meet in regularly scheduled executive sessions without management. Mr. Byrnes served as the presiding independent director at the executive sessions held during 2011 and has been selected to serve as the presiding independent director at any executive sessions held in 2012.

Communicating with Your Board

Interested parties, including stockholders, may communicate their concerns directly to the full Board, the presiding independent director or the non-management directors as a group by writing to the Board of Directors, the presiding independent director or the non-management directors, c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Presiding Director or Non-Management Directors c/o Corporate Secretary.

The Board’s Role in Risk Oversight

We take an enterprise-wide approach to risk management designed to support our organizational and strategic objectives and to enhance shareholder value. Global risk oversight is conducted by senior management and overseen by the Board. As part of its oversight responsibilities, the Board monitors how management operates the Company and manages strategic, credit, liquidity, financial, market, regulatory/compliance, legal, fraud, reputation, compensation and operational risks. The involvement of the full Board in setting our business strategy is a fundamental part of its assessment and establishment of appropriate risk tolerances for the Company.

While the full Board is responsible for risk oversight, committees of the Board provide direct oversight of risks arising from specific activities. The Audit Committee oversees financial and accounting risk, including internal controls, and operational and regulatory risk. The Audit Committee receives periodic risk assessment reports from our internal audit department and from our independent registered public accounting firm assessing the primary accounting and financial risks facing us and management’s considerations for mitigating these risks. The Audit Committee also assesses the guidelines and policies that govern the processes for identifying and assessing significant financial and accounting risks and formulating and implementing steps to minimize such risks and exposures. The Audit Committee considers risks in the financial reporting and disclosure process and reviews policies on financial risk control assessment and accounting risk exposure. The Audit Committee meets with management, including our Chief Executive Officer, Chief Financial Officer, our Director of Internal Audit and our independent registered public accounting firm in executive sessions at least quarterly, and with our General Counsel as necessary from time to time.

The Audit Committee also supervises the internal audit function, which provides the Audit Committee with periodic assessments of our risk management processes and internal quality control procedures. The Audit Committee periodically reviews our internal audit department, including its independence and reporting authority and obligations and the development and coordination of proposed audit plans for coming years. The Audit Committee receives notification of material adverse findings from internal audits and a progress report at least quarterly on the proposed internal audit plan, as appropriate, with explanations for changes from the original plan. The Audit Committee reviews with management and the Director of Internal Audit the adequacy of our internal control structure and procedures for financial reporting and the resolution of any identified material weaknesses or significant deficiencies in such internal control structure and procedures.

The ALCP meets periodically but no less frequently than quarterly and assists the Board in overseeing and reviewing our asset, liability and credit risk management and strategies, including the significant policies, procedures and practices employed to manage these risks. The ALCP periodically reviews our liquidity and cash management. The ALCP also reviews information regarding problem assets and portfolio concentrations and trends.

The Compensation Committee provides oversight with respect to compensation-related risks and strives to ensure that our incentive and other compensation policies and practices are consistent with our business strategies and in compliance with applicable laws and regulatory guidance. Management regularly assesses our compensation policies and practices to identify and mitigate compensation-related risks as appropriate.

While the Board has ultimate oversight responsibility for our risk management, we have utilized, and continue to utilize, management level committees to actively assess and manage our risks. As of February 2011, our Board established a formal enterprise-wide management level Enterprise Risk Management (“ERM”) infrastructure that aligns with bank regulatory guidance. The ERM infrastructure is governed by a Board approved ERM Policy and administered by a management ERM Committee (“ERMC”) chaired by our Chief Compliance Officer. The ERMC comprises executive and senior level management and reports to the Board on enterprise-wide risks and risk management. The ERMC is responsible for implementing risk identification, assessment and monitoring systems, where applicable, and has oversight responsibility for the processes that identify, measure, mitigate and report on the Company’s risk categories, including strategic, credit, liquidity, financial, market, regulatory/compliance, legal, fraud, reputation, compensation and operational risks.

Principles of Corporate Governance

Our Principles of Corporate Governance address a number of other topics, including:

•	director independence and qualification standards;

•	director responsibilities and continuing education;

•	director compensation;

•	director attendance and retirement;

•	management succession;

•	annual Board self-evaluations; and

•	director communication, committees and access to management.

We have from time to time in the past made, and we may from time to time in the future make, loans to or investments in the equity securities of, companies in which our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or their affiliates have material interests. Our Board has delegated to the Audit Committee the authority to consider and approve any transaction in which any of the following have a direct or indirect material interest: our directors or executive officers or nominees for director or any of their immediate family members (each such person, a “Related Person”), any entity for which any Related Person is an executive officer or general partner (a “Related Entity”), any person/entity or affiliated group that beneficially owns 5% or more of our outstanding shares of common stock or any of their immediate family members (a “5% Owner”), and/or any other entity (A) in which one or more Related Persons, Related Entities or 5% Owners individually or in the aggregate (aggregating the interests of all such persons), directly or indirectly, possesses a 10% or greater equity or voting interest, or (B) that is otherwise controlled by any one or more Related Persons, Related Entities or 5% Owners, individually or in the aggregate. Each of our related party loans and investments is required to be subject to the same due diligence, underwriting and rating standards as the loans and investments that we make to unrelated third parties.

Our Nominating and Corporate Governance Committee reviews the Principles of Corporate Governance on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Principles of Corporate Governance as appropriate. The Principles of Corporate Governance are posted on our website at http://www.capitalsource.com. You may obtain a copy of our Principles of Corporate Governance without charge by writing to: CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary.

Ethics Policy

Our Board and Audit Committee have also adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This Code sets forth our policies and expectations on a number of topics, including:

•	compliance with laws, including insider trading;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	reporting of illegal or unethical behavior or concerns regarding accounting or auditing practices;

•	corporate payments;

•	corporate opportunities; and

•	the protection and proper use of our assets.

We have “whistleblower” procedures for receiving and handling complaints from employees. As discussed in the Code, we have made available an e-mail address and a confidential telephone hotline for reporting illegal or unethical behavior as well as questionable accounting or auditing matters and other accounting, internal accounting controls or auditing matters. Any concerns regarding accounting or auditing matters reported via e-mail or to this hotline are communicated directly to the Audit Committee Chairman.

The Audit Committee reviews the Code on an annual basis, and the Board reviews and acts upon any proposed additions or amendments to the Code as appropriate. The Code is posted on our website at http://www.capitalsource.com. You may obtain a copy of the Code without charge by writing to: CapitalSource

Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, Attn: Corporate Secretary. Any amendments to the Code, or waivers of the Code for executive officers or directors, will be posted on the Company’s website and similarly provided without charge upon written request to this address.

Approval of Proposal 1

The three nominees who receive the most affirmative votes will be elected as directors. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF THE THREE NOMINEES TO SERVE AS DIRECTORS.

The ages as of March 12, 2012, principal occupations and business experience of the Board’s nominees and of the continuing directors are described below. Each of the nominees and continuing directors other than Messrs. Delaney and Pieczynski has been determined to be an independent director under the rules of the NYSE. The biographies of each of the nominees and continuing directors contain information about the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and Board to determine that the person currently should serve as a director.

The following have been nominated for election at the 2012 Annual Meeting for a term that ends at the 2015 Annual Meeting:

William G. Byrnes

Mr. Byrnes, 61, has been a member of our Board since October 2003. He has been a private investor since 2001. In September 2006, he co-founded, and he currently acts as the Managing Member of, Wolverine Partners LLC, which operates MutualDecision.com, a mutual fund information website. Mr. Byrnes currently is a member of the board of directors and audit committees of LoopNet, Inc., an information services provider to the commercial real estate industry, and Washington Real Estate Investment Trust, an equity real estate investment trust. Mr. Byrnes has strong financial skills, has served on the board of directors and audit committees for several publicly traded companies and has extensive executive, capital markets and corporate governance experience.

John K. Delaney

John K. Delaney, 48, founder of the Company, has served as our Executive Chairman since January 2010, as a director and Chairman of our Board since our inception in 2000, and as our Chief Executive Officer from our inception in 2000 until January 2010. Mr. Delaney is also Chairman of the Board of Directors of CapitalSource Bank. Mr. Delaney also serves as the Co-Chief Executive Officer and as a director of AlliancePartners LLC, an asset management and services firm. Mr. Delaney has extensive executive experience in leading financial services companies, including experience in regulated financial institutions. Mr. Delaney has strong skills in corporate finance and strategic planning.

Sara Grootwassink Lewis

Ms. Grootwassink Lewis, 44, has been a member of our Board since April 2004. She is a private investor and Chief Executive Officer of Lewis Corporate Advisors, LLC, a capital markets and board advisory firm. She served as the Chief Financial Officer of Washington Real Estate Investment Trust from May 2002 through February 2009. She joined Washington Real Estate Investment Trust in December 2001 as Managing Director, Finance and Capital Markets. Ms. Grootwassink Lewis currently serves on the board of directors, audit committee and corporate governance/nominating committee of PS Business Parks, Inc. an owner, operator and developer of commercial properties.

Ms. Grootwassink Lewis is a chartered financial analyst, has served as the Chief Financial Officer of a publicly traded company and has extensive experience in corporate finance and the real estate industry. Ms. Grootwassink Lewis has strong strategic planning and accounting skills.

The following directors are serving on the Board for a term that ends at the 2013 Annual Meeting:

Andrew B. Fremder

Mr. Fremder, 50, is the co-founder and has been President and member of the board of directors of East Bay College Fund, a private non-profit corporation, since April 2003. Mr. Fremder also served as a managing member and Chief Financial Officer of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., each a San Francisco-based investment advisory firm, until 2003, and acted as a consultant to them through December 2008. Mr. Fremder has been a member of our Board since our inception in 2000. Mr. Fremder has extensive experience in corporate finance and investment and has significant experience in the financial services industry and in a regulated institution.

C. William Hosler

Mr. Hosler, 48, is the Chief Financial Officer and member of the board of directors of Catellus Acquisition Company, LLC, a commercial real estate property ownership, management and development company. From November 2008 until March 2011, Mr. Hosler provided consulting services to private equity firms Rockwood Capital and TPG Capital. Mr. Hosler served as Chief Financial Officer of the Marcus & Millichap Holding Companies, a privately held investment and real estate services company based in Palo Alto, California from January 2008 until November 2008. Prior to that, from June 2007 through December 2007 and July 2006 until June 2007 he was a consultant to and Chief Financial Officer of Mirion Technologies, a privately-held radiation detection, measuring and monitoring company based in San Ramon, California. Mr. Hosler has been a member of our Board since July 2007 and currently also serves as a director of CapitalSource Bank. Mr. Hosler has a strong background in commercial real estate and has been the chief financial officer of several significant companies, including seven years as chief financial officer of a public, NYSE listed company.

James J. Pieczynski

James J. Pieczynski, 49, has served as our Chief Executive Officer since January 2012. Mr. Pieczynski previously served as our Co-Chief Executive Officer from January 2010 until December 2011, our President—Healthcare Real Estate Business from November 2008 until January 2010, our Co-President—Healthcare and Specialty Finance from January 2006 until November 2008, our Managing Director—Healthcare Real Estate Group from February 2005 through December 2005, and our Director—Long Term Care from November 2001 through January 2005. Mr. Pieczynski has been a member of our Board since January 2010. Mr. Pieczynski has strong executive experience in the healthcare real estate industry, with strong accounting and leadership skills.

The following director is serving on the Board for a term that ends at the 2014 Annual Meeting:

Timothy M. Hurd

Mr. Hurd, 42, has been a Managing Director of Madison Dearborn Partners, LLC, a Chicago based private equity investment firm, since 2000. Mr. Hurd currently serves on the boards of directors of Windy City Investments Holdings, L.L.C., Windy City Investments, Inc. and Nuveen Investments, Inc., a Chicago based investment management firm. Mr. Hurd has been a member of our Board since our inception in 2000. Mr. Hurd has extensive investment experience in the financial services industry.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm for 2012. A representative of E&Y is expected to be present at the 2012 Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of E&Y as our independent registered public accounting firm is not required by our bylaws or otherwise. The Audit Committee, pursuant to its charter and the corporate governance rules of the NYSE, has sole responsibility for the appointment of the Company’s independent registered public accounting firm. However, the Board is submitting the appointment of E&Y to the stockholders for ratification as a matter of good corporate governance.

Approval of Proposal 2

Ratification of the appointment of E&Y as the Company’s independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the votes cast on the proposal at the 2012 Annual Meeting by the stockholders entitled to vote. If this appointment is not ratified, the Audit Committee may reconsider the appointment. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders. For purposes of the vote on this proposal, abstentions and broker non-votes will not affect the outcome.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

PROPOSAL 3—APPROVAL OF EXECUTIVE COMPENSATION FOR 2012

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) promulgated under the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in detail in the “Compensation Discussion and Analysis” and the accompanying tables in the Executive Compensation section of this proxy statement. This non-binding advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the Company tools to attract and retain the best talent.

As discussed in the “Compensation Discussion and Analysis” of this proxy statement, we believe that our executive compensation program appropriately links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders of the Company approve the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

To be approved, the number of votes cast “FOR” the advisory resolution must exceed the votes cast “AGAINST” the advisory resolution.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THIS PROPOSAL.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we have entered into transactions with our directors, executive officers, nominees for directors or 5% or greater beneficial owners, their immediate family members or entities affiliated with them. These transactions have been approved to the extent applicable in accordance with our policies described above.

Option Grant by Officers

In December 2002, to provide additional incentives to our current Chief Executive Officer James J. Pieczynski and our current Executive Vice President and Chief Administrative Officer - CapitalSource Bank Bryan M. Corsini, Mr. Delaney and Mr. Jason M. Fish, our former Chief Investment Officer and former director, granted us an option to purchase 105,000 shares of our common stock held by them at a price of $8.52 per share. In turn, we entered into reciprocal agreements with Messrs. Pieczysnki and Corsini, providing for the grant of options to purchase an identical number of shares at the same price. The options we granted to them vested 20% on the date of grant and vested in equal installments over the next four anniversaries of the grant date, and will expire in December 2012 if not previously exercised. In connection with our earnings and profits dividend paid in February 2006, the total number of shares underlying the option and the exercise price were adjusted to 114,187 and $7.83, respectively. We have agreed that we will not exercise our option from Messrs. Delaney and Fish except to acquire shares for delivery upon an exercise by one of the employees of the mirror option. We did not acquire any shares from Messrs. Delaney and Fish in connection with any exercises of this option during 2011. As of December 31, 2011, there were 48,937 shares remaining underlying the option.

Sublease with AlliancePartners LLC

Mr. Delaney, our Executive Chairman and Chairman of our Board, is Co-Chief Executive Officer and a member of the board of directors of AlliancePartners LLC, an asset management and services firm, and maintains a financial interest in AlliancePartners LLC. In December 2010, we entered into a 24-month sub-lease agreement for office space in Chevy Chase, Maryland to AlliancePartners LLC pursuant to which we are paid an average of $0.6 million annually over the term of the lease. The sub-lease is terminable by AlliancePartners LLC on six-months written notice.

Consulting Agreement with Mr. Museles

On October 26, 2011, we entered into a consulting agreement with Mr. Museles (the “Museles Consulting Agreement”). Mr. Museles served as a director and our Co-Chief Executive Officer from January 2010 until his resignation as Co-Chief Executive Officer effective December 31, 2011, pursuant to a separation agreement. For more information concerning Mr. Museles’ separation agreement, see “Compensation Discussion and Analysis—Separation Agreement with Mr. Museles.”

Following Mr. Museles’ resignation as Co-Chief Executive officer, he has provided consulting services to the Company since January 1, 2012, pursuant to the Museles Consulting Agreement. Under the Museles Consulting Agreement, Mr. Museles is paid $27,083 per month to assist the Company in such matters as reasonably requested by the Company. The consulting fee is paid monthly in arrears following Mr. Museles’ performance of his obligations under the Museles Consulting Agreement, including the requirement to be available to provide services for 30 hours per week. We will also reimburse Mr. Museles for all reasonable, ordinary and necessary travel and lodging expenses incurred by Mr. Museles in connection with his performance of the services under the Museles Consulting Agreement. In addition, we provide certain benefits to Mr. Museles for use in connection with his consulting services, including office space and appropriate support services. The Museles Consulting Agreement ends on December 31, 2012, but may be terminated earlier by the Company or Mr. Museles upon 30 days’ prior written notice.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently comprises Timothy M. Hurd, Chairman, C. William Hosler and Sara Grootwassink Lewis, and included Frederick W. Eubank, II until his resignation from the Board and all Board committees of which he was a member effective October 26, 2011. No member of the Compensation Committee was an officer or employee of the Company or any subsidiary of the Company during fiscal year 2011.

Loans to or Investments Made in Portfolio Companies of Affiliates of Compensation Committee Members and other Related Party Transactions

Messrs. Hurd and Hosler are members of the Compensation Committee, and Mr. Eubank was a member of the Compensation Committee until his resignation from the Board and all Board committees of which he was a member effective October 26, 2011. Mr. Hurd is a Managing Director of Madison Dearborn Partners, LLC. Mr. Eubank is a Managing Partner of Pamlico Capital Management, LP and Mr. Hosler is Chief Financial Officer of Catellus Acquisition Company, LLC. We have from time to time in the past made, and may from time to time in the future make, loans to, or investments in the equity securities of, companies in which these Compensation Committee members or their affiliates have material interests. Our policies and procedures for consideration and approval of these types of transactions are described above under “Proposal 1—Corporate Governance.”

Below are descriptions of the transactions with entities affiliated with a member of the Compensation Committee that were outstanding at times from January 1, 2011 through February 29, 2012. All of these transactions have been approved as applicable, in accordance with our policies described above. There were no other transactions since the beginning of fiscal year 2011 that required Board approval under such policies or where such required approval was not obtained.

In November 2007, we purchased (at a discount) a term loan and a revolving loan to Nuveen Investments, Inc., a company in which affiliates of Madison Dearborn Partners, LLC hold an interest. In March 2008, we increased our revolving loan by purchasing from an unaffiliated third party a $10.0 million commitment under Nuveen’s revolving credit facility. In December 2010, we entered into an agreement to sell these loans which closed on January 21, 2011. For the year ended December 31, 2011, we recognized $0.1 million of interest and fees related to these loans.

In February 2007, we purchased a revolving loan to The Yankee Candle Company, Inc., a company in which affiliates of Madison Dearborn Partners, LLC hold an interest. During 2011, the largest amount of principal outstanding under the loan was $19.6 million. As of February 29, 2012, the principal amount outstanding under this loan was $14.2 million. For the year ended December 31, 2011, we recognized $0.3 million of interest and fees related to this loan.

REPORT OF THE AUDIT COMMITTEE

As discussed above, the Audit Committee serves as an independent and objective body to monitor and assess our financial reporting practices and the quality and integrity of our financial reports, including compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is also responsible for reviewing compliance with the Company’s Code of Business Conduct and Ethics, or Code, and assuring appropriate disclosure of any waiver of or change in the Code for the Chief Executive Officer and other senior officers, reviewing the Code on a regular basis and proposing additions or amendments to the Code as appropriate. In connection with the Code, the Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s internet website at http://www.capitalsource.com.

The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management or the independent registered public accounting firm, nor does the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of its members in business, financial and accounting matters.

During fiscal years 2011 and 2010, the Company’s independent registered public accounting firm, Ernst & Young, or E&Y, rendered services to the Company for the following fees:

	2011	2010
	($ in thousands)
Audit Fees	$3,075	$3,838
Audit-Related Fees(1)	186	337
Tax Fees(2)	3,491	1,916
All Other Fees(3)	—	—

Total	$6,752	$6,091

(1)	Audit-Related Fees relate to consultation on financial accounting and reporting issues and standards, to the extent the provision of such services by the independent registered public accounting firm is not required for compliance with the standards of the Public Company Accounting Oversight Board (United States); the performance by the independent registered public accounting firm of agreed-upon procedures in connection with certain debt transactions; the audit of our 401(k) plan; the audits and reviews of the financial statements of a carve-out entity, the issuance of consents, and assistance with and related review of documents filed with the Securities and Exchange Commission; attest services that are not required by statute or regulation, such as agreed-upon procedures reports issued annually to satisfy certain debt terms; and due diligence and accounting consultations in connection with mergers and acquisitions.

(2)	Tax Fees relate to tax compliance, tax planning and advice.

(3)	There were no services rendered other than those identified in the above categories.

The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, particular services or categories of services have been pre-approved, subject to a specific budget. At least annually, the Audit Committee reviews and approves the list of pre-approved services and the threshold estimates of cost of performance of each. The independent registered public accounting firm is required to provide detailed information regarding the services and an estimate of the costs of performance before commencing any work. Under its pre-approval policy, the Audit Committee may delegate pre-approval authority for audit related or non-audit services not exceeding $100,000 to one of its members. The Audit Committee has delegated this authority to its Chairman. In determining whether a service may be provided pursuant to the pre-approval policy, consideration is given to whether the proposed service would impair the independence of the independent registered public accounting firm.

The Audit Committee has received from E&Y written disclosures and the letter regarding E&Y’s independence as set forth in applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with E&Y its independence. The Audit Committee has considered whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. The Audit Committee also has discussed with E&Y the matters required to be discussed by U.S. Auditing Standards, including the selection of and changes in the Company’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and E&Y’s audit of the effectiveness of those internal controls with the internal auditors, E&Y, and management.

The Audit Committee met with management, the Company’s internal auditors and representatives of E&Y in connection with its review of the Company’s audited consolidated financial statements for the year ended December 31, 2011. Based on such review and discussion, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence under applicable requirements of the Public Company Accounting Oversight Board and the matters required to be discussed under U.S. Auditing Standards, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K, and the Board approved that recommendation.

Audit Committee

William G. Byrnes, Chairman
Sara Grootwassink Lewis C. William Hosler

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section, references to “the Committee” are to the Compensation Committee of the Board of Directors.

Compensation Objectives

The Company’s general philosophy relating to executive compensation is to attract and retain highly qualified executives at competitive salaries, and to align the financial interests of our executives with those of the Company’s stockholders by linking a substantial portion of each executive’s compensation to the achievement of financial and operational objectives. At the same time, the Company strives to ensure that its compensation program is simple, transparent and understandable. The Committee believes that compensation decisions should provide rewards for superior performance as well as consequences for underperformance, after taking into account the circumstances the Company has been facing and continues to face in the current economic environment.

The Company’s executive compensation program is intended to meet three principal objectives: (1) attract, reward and retain executives; (2) motivate these individuals to achieve short-term and long-term corporate goals that enhance stockholder value; and (3) promote internal pay equity and external competitiveness.

The Elements of Compensation at CapitalSource

The compensation program for the named executive officers generally consists of three primary elements: (1) annual compensation, in the form of base salaries and employee benefits; (2) incentive compensation, delivered through annual cash bonuses and equity incentive awards; and (3) post-termination pay, providing the executive (or his estate) with additional compensation if the executive’s employment is terminated in certain circumstances.

Annual Compensation

We use base salaries and employee benefits to provide some degree of compensation certainty to the named executive officers since these elements, unlike incentive compensation, are not at-risk for performance.

Employee Benefits

The named executive officers are eligible to receive the same employee benefits as the rest of the Company’s employees. For 2011 these benefits included health insurance, dental and vision coverage, prescription drug plans, flexible spending accounts, short-term and long-term disability, life and accidental death and dismemberment insurance, pre-tax parking, pre-tax transit and a 401(k) plan. The Company matches the employee’s 401(k) plan contributions up to the lowest of: (1) 50% of employee’s contributions, (2) 3% of the employee’s salary and bonus, and (3) $7,500.

Incentive Compensation

We offer the named executive officers opportunities to attain, as merited by performance, incentive compensation through cash bonuses and equity incentive awards. The Company believes that cash bonuses should serve as a reward for good performance.

Post-termination Pay

Under the terms of our incentive compensation plan and each named executive officer’s employment agreement, each named executive officer is entitled to payments, benefits or vesting of equity awards upon the occurrence of specified events including termination of employment without cause. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end 2011, are described in detail in the section entitled “Potential Payments Upon Termination or Change In Control” below.

2011 Overview

In 2009, the Board created an Office of the Chairman and appointed. Mr. Delaney, who had served as Board Chairman and Chief Executive Officer since founding the Company in 2000, to the newly created officer role of Executive Chairman. At the same time, Steven A. Museles and James J. Pieczynski, two of the Company’s most seasoned and experienced executives, were appointed as Co-Chief Executive Officers. The Board believes that this management structure was effective in achieving the Company’s objectives through 2010 and 2011.

In the fall of 2011, the Board reassessed our management structure in light of the progress made in achieving our strategic objective of transforming to a bank model, including liquidating parent company assets, reducing parent company debt, simplifying our consolidated operations and focusing our strategic growth initiatives entirely on CapitalSource Bank (the “Bank”). The Board concluded that it was no longer necessary to have Co-Chief Executive Officers at the Company, to have Chief Financial Officers at both the Bank and the Company or to continue the Office of the Chairman. Accordingly, separation agreements were reached with Mr. Museles, who resigned as Co-Chief Executive Officer effective December 31, 2011, and with Donald F. Cole, who resigned as our Chief Financial Officer effective December 31, 2011. Mr. Pieczynski continues to serve as our sole Chief Executive Officer and John A. Bogler, who had been serving as the Bank’s Chief Financial Officer, has also assumed that role for the Company.

On October 26, 2011, the Company appointed Laird M. Boulden, 54, to serve as the Company’s President effective as of October 26, 2011, and as the Chief Lending Officer of the Bank effective as of January 1, 2012. Prior to his appointment, Mr. Boulden served as the President of the Company’s Corporate Finance Group from May 2011 to October 2011 and President of the Company’s Corporate Asset Finance Group from February 2010 to May 2011. The Board’s decision to appoint Mr. Boulden to the position of President, a position that had been vacant the prior two years, was based on his expanded leadership responsibilities assumed in 2011.

On October 26, 2011, the Company appointed Bryan M. Corsini, 50, to serve as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as our Chief Credit Officer from our inception in 2000 until July 2008. The Board’s decision to appoint Mr. Corsini to the position of Chief Administrative Officer was based on his demonstrated leadership skills and tenure with the Company.

The primary decisions of the Committee in 2011, described in detail below, included establishing Chief Executive Officer performance criteria for 2011 cash bonus compensation, establishing CapitalSource Bank Chief Executive Officer and Chief Financial Officer performance criteria for 2011 cash bonus compensation, approving a separation agreement and a consulting agreement with Mr. Museles relating to his retirement as Co-Chief Executive Officer effective as of December 31, 2011, approving a separation agreement with Mr. Cole relating to his retirement as Chief Financial Officer effective as of December 31, 2011, appointing Mr. Bogler to succeed Mr. Cole as the Company’s Chief Financial Officer effective as of January 1, 2012, pursuant to an employment agreement between Mr. Bogler and the Company, and appointing Mr. Boulden to serve as the Company’s President effective as of October 26, 2011, and as the Chief Lending Officer of the CapitalSource Bank effective as of January 1, 2012, pursuant to an employment agreement between Mr. Boulden and the Company.

The Company’s “named executive officers” for 2011 are Messrs. Museles, Pieczynski, Cole, Bogler, Corsini and Boulden.

In establishing and recommending 2011 compensation for our named executive officers, the Committee reviewed the results of the vote on the approval of executive compensation for named executive officers proposal at the 2011 Annual Meeting of Stockholders. At the 2011 Annual Meeting of Stockholders, over 88% of the shares voted were voted in support of the compensation paid to the our named executive officers. Based on the results of the 2011 executive compensation vote, the Committee and the Board concluded that the compensation paid to our named executive officers and the Company’s overall pay practices enjoy strong shareholder support and do not require revision to address any shareholder concerns.

Additionally, based on the results of the vote on the approval of frequency of advisory vote on executive compensation at the 2011 Annual Meeting of Stockholders, the Committee and the Board have determined that stockholder advisory votes on the compensation of named executive officers will take place every year, until and unless our stockholders vote to hold such advisory votes with a different frequency.

Separation Agreement with Mr. Museles

On October 26, 2011, Mr. Museles entered into a separation agreement with the Company (the “Museles Separation Agreement”), pursuant to which Mr. Museles resigned as Co-Chief Executive Officer of the Company effective December 31, 2011. Under the Museles Separation Agreement, the Company paid to Mr. Museles (1) his base salary through December 31, 2011, as well as any amounts or benefits owed to Mr. Museles under our benefit plans, and any amounts owed to Mr. Museles for reimbursement of expenses properly incurred by Mr. Museles prior to December 31, 2011 and reimbursable under the terms of Mr. Museles’ employment agreement with the Company; (2) a cash lump sum in an amount equal to $1,300,000; and (3) a cash bonus of $650,000 paid in a lump sum at the same time as bonuses for other executive officers were paid, solely based on the achievement of performance goals previously established. See “Incentive Compensation for Co-Chief Executive Officer” below. All unvested equity awards held by Mr. Museles on December 31, 2011 vested and all of his options that were exercisable as of such date will remain exercisable for two years after termination of employment but no longer than their original terms. Mr. Museles and his covered dependents are also entitled to continued participation in certain benefits, subject to certain restrictions.

Separation Agreement with Mr. Cole

On October 6, 2011, Mr. Cole entered into a separation agreement with the Company (the “Cole Separation Agreement”), pursuant to which Mr. Cole resigned as Chief Financial Officer of the Company effective December 31, 2011. Pursuant to the Cole Separation Agreement, the Company paid to Mr. Cole (1) his base salary through December 31, 2011, as well as any amounts or benefits owed to Mr. Cole under our benefit plans, and any amounts owed to Mr. Cole for reimbursement of expenses properly incurred by Mr. Cole prior to December 31, 2011 and reimbursable under the terms of Mr. Cole’s employment agreement with the Company; and (2) a cash lump sum in an amount equal to $675,000 and a bonus in the amount of $337,500. All unvested equity awards held by Mr. Cole on December 31, 2011 vested, except that only 75% of certain equity awards granted pursuant to his employment agreement with the Company and any shares of restricted stock credited as dividends thereto became vested to the extent not already vested, with the remainder surrendered and forfeited as of December 31, 2011. All of Mr. Cole’s options that became exercisable as of such date will remain exercisable for two years after termination of employment but no longer than their original terms. Mr. Cole and his covered dependents are also entitled to continued participation in certain benefits, subject to certain restrictions.

Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements

On October 26, 2011, the Company appointed Laird M. Boulden, 54, to serve as the Company’s President effective as of October 26, 2011, and as the Chief Lending Officer of the Bank effective as of January 1, 2012. Prior to his appointment, Mr. Boulden served as the President of the Company’s Corporate Finance Group from May 2011 to October 2011 and President of the Company’s Corporate Asset Finance Group from February 2010 to May 2011. Before joining the Company, Mr. Boulden was co-founder of Tygris Commercial Finance where he served as President of Tygris Asset Finance from March 2008 to December 2010 and was the founder and President of RBS Asset Finance (f/k/a RBS Lombard) from October 2001 until March 2008. Mr. Boulden received his undergraduate degree from the University of South Florida in 1979.

On October 26, 2011, the Company appointed Mr. Bogler, 46, to succeed Mr. Cole as the Company’s Chief Financial Officer effective January 1, 2012. Mr. Bogler is currently the Chief Financial Officer of the Bank and will continue in that role as well. He has served as Chief Financial Officer of the Bank since its formation on July 25, 2008 and will continue to serve in such role. Prior to his appointment, Mr. Bogler served as Chief Financial Officer of Affinity Financial Corporation from January 2008 until July 2008. Mr. Bogler served as a financial consultant specializing in bank acquisition and de novo activities from February 2005 until January 2008. Mr. Bogler received his undergraduate degree from Missouri State University in 1988, became a certified public accountant in the State of Missouri in 1991 and became a chartered financial analyst in 1998.

On October 26, 2011, the Company appointed Bryan M. Corsini, 50, to serve as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as our Chief Credit Officer from our inception in 2000 until July 2008. He received his undergraduate degree from Providence College, Rhode Island. Mr. Corsini was licensed in 1986 in the state of Connecticut as a certified public accountant.

On October 26, 2011, the Company and/or Bank (the “Employer”) entered into the following agreements with Mr. Corsini, Mr. Bogler and Mr. Boulden:

•

an amended and restated employment agreement (the “Corsini Employment Agreement”) with Bryan M. Corsini pursuant to which Mr. Corsini serves as the Bank’s Executive Vice President and Chief Administrative Officer;

•

an employment agreement (the “Bogler Employment Agreement”) with Mr. Bogler pursuant to which Mr. Bogler will continue to serve as the Bank’s Chief Financial Officer and, effective as of January 1, 2012, will also serve as the Company’s Chief Financial Officer; and

•

an employment agreement (the “Boulden Employment Agreement” and collectively with the Corsini Employment Agreement and the Bogler Employment Agreement, the “Executive Employment Agreements”) with Mr. Boulden, pursuant to which, effective as of October 26, 2011, Mr. Boulden serves as the President of the Company and, effective as of January 1, 2012, will serve as the Chief Lending Officer of the Bank.

Each Executive Employment Agreement has an initial term expiring on October 31, 2014, and Mr. Corsini’s agreement has an automatic extension for successive one-year periods thereafter, unless the he or the Employer notifies the other party that it does not wish to renew the agreement. The term of each of the Executive Employment Agreements will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company or the Bank; (2) within any 24-month period, the majority of the Board of Directors of the Bank (the “Bank Board”) or the Board of Directors of the Company (the “Company Board”) consists of individuals other than incumbent directors except for certain exceptions; (3) the Bank or the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Bank or the Company transfers all or substantially all of its assets or business except for certain exceptions; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of the Bank or the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of, as applicable, the Bank or the Company or the Bank’s or the Company’s ultimate parent company if the Bank or the Company is a subsidiary of another corporation.

Commencing October 26, 2011, each of Mr. Corsini and Mr. Bogler will be paid a cash base salary of $450,000 per year and Mr. Boulden will be paid a cash base salary of $400,000, in each case subject to review and increase, but not decrease, by the applicable Employer and will be eligible to receive an annual cash bonus, as may be determined by the Bank Board and/or Parent Board, as applicable, in its discretion, subject to factors determined by the applicable board, except that, for each year after a change in control, Mr. Corsini must be paid an annual cash bonus of at least 100% of his base salary as in effect on the last day of the applicable calendar year, and Mr. Bogler and Mr. Boulden each must be paid an annual cash bonus of at least the average of the last two annual bonuses paid to each Executive. Mr. Corsini’s target bonus for the 2011 calendar year will equal 100% of his base salary for the first ten months of 2011 and 80% of his base salary for the last two months of 2011. The target bonuses for each of Mr. Bogler and Mr. Boulden for 2011 will be 100% of their respective base salaries.

Any compensation paid to an Executive is subject to mandatory repayment by such Executive to the applicable Employer, if the Executive is or becomes subject to any “clawback” or recoupment policy that is adopted to comply with applicable law, rule, regulation or other requirement or if any such recoupment or “clawback” is required under any law, rule, regulation or other requirement.

On October 26, 2011, the Company entered into a restricted stock agreement with each of Mr. Corsini and Mr. Bogler pursuant to which the Company granted to Mr. Corsini 100,000 shares of restricted stock and Mr. Bogler 70,000 shares of restricted stock. Mr. Corsini’s shares of restricted stock will vest in two equal annual amounts on each of October 26, 2013 and October 26, 2014. Mr. Bogler’s shares of restricted stock will vest in three equal annual amounts on each of October 26, 2012, October 26, 2013 and October 26, 2014. Except upon the circumstances described below, each of Mr. Corsini and Mr. Bogler, as applicable, will forfeit any unvested shares of restricted stock upon his termination of employment with the Bank or Company, as applicable. On October 26, 2011, the Company also entered into an amendment to a restricted stock agreement with Mr. Corsini, pursuant to which all provisions regarding vesting acceleration of restricted stock upon termination of employment under a previous restricted stock agreement are superseded by the terms of the restricted stock agreement entered into on October 26, 2011. In addition, upon any change in control during the 2012 calendar year, all equity or equity-related awards issued to, held by or credited to Mr. Corsini that would have vested in 2012 shall immediately vest and, if applicable, become exercisable.

In addition to the base salary and bonus amounts described above, each Executive will be entitled to additional benefits, including four weeks annual vacation, except that no more than two weeks of paid time off may be scheduled consecutively. Each Executive is also entitled to reimbursement of reasonable business expenses and eligibility for all employee and executive benefit plans maintained by the applicable Employer and generally available to the Employer’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the applicable Employer’s executive committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the applicable Employer.

Each of the Executive Employment Agreements contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the applicable Executive Employment Agreement and the Executive’s date of termination. These provisions prohibit each Executive from: (1) soliciting or hiring any person employed by the Company, Bank or their affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (2) soliciting any client or customer of the Company, Bank or their affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Company, Bank or their affiliates derived more than 10% of its consolidated revenues during such period (a “Material Business”) or (ii) the services to be provided by the Executive are competitive with a Material Business and substantially similar to those previously provided by the Executive to the Company, Bank or their affiliates, except that the Executive may provide services to such a business following a change in control of the

Company or Bank; or (4) owning an interest in any entity described in subsection (3)(i) immediately above, except that he may own, as a passive investor, securities in any such entity that is publicly traded so long as his direct holdings does not constitute more than 5% of the voting power of such entity. Each Executive will also be restricted from serving as a director for a publicly-traded company during the term of employment without the Employer’s approval, which will not be unreasonably withheld.

Each of the Executive Employment Agreements also contains non-disclosure provisions requiring the applicable Executive to not use, disclose, or transfer any of the applicable Employer’s confidential information either during or after employment and non-disparagement provisions requiring the applicable Employer and Executive to not engage in derogatory or disparaging communications regarding the Executive, the Employer or any of the Company or Bank’s affiliates. If the applicable Executive is required by legal process to disclose any of the Employer’s confidential information, he will immediately inform the Employer.

If an Executive’s employment is terminated because of his death, the applicable Employer will pay a cash lump sum payment equal to one year’s base salary, minus any payments to the Executive’s estate paid on account of any life insurance policy provided by the applicable Employer or its affiliates for the benefit of the Executive, as well as (1) any compensation deferred by the Executive prior the termination date and not previously paid to the Executive, (2) any amounts or benefits owing to the Executive or his beneficiaries under any applicable Employer benefit plans, programs or arrangements, and (3) any amounts owing to the Executive for reimbursement of expenses (collectively, the “Accrued Benefits”). If the Executive’s employment terminates because of his disability, the applicable Employer will pay the Executive’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Under the Corsini Employment Agreement, upon Mr. Corsini’s death or disability, all outstanding equity awards held by Mr. Corsini will immediately vest, except that the restricted stock award granted to Mr. Corsini on October 26, 2011 will accelerate as follows (if not otherwise vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to October 26, 2012, (ii) 75% upon death or termination for disability occurring after October 26, 2012 and before October 26, 2013, and (iii) 100% upon death or termination for disability occurring after October 26, 2013. Under the Bogler Employment Agreement and the Boulden Employment Agreements, upon the death or disability of Mr. Bogler or Mr. Boulden, as applicable, all of such Executive’s outstanding equity awards will immediately vest. Under the terms of each Executive Employment Agreement, all options will remain exercisable for the length of the original terms.

If an Executive’s employment is terminated by the Employer with “cause” or by the Executive without “good reason,” then the Employer will pay to the Executive the Executive’s base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to the Executive will terminate.

If an Executive’s employment is terminated by the applicable Employer without “cause” or by the Executive for “good reason,” the Employer will pay to the Executive (1) the Executive’s base salary through the termination date, and (2) all Accrued Benefits to which he is entitled as of the termination date. The Executive will also be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 18 months or such earlier time as the Executive becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which the Executive and his eligible dependents were participating immediately prior to his date of termination.

If Mr. Corsini’s employment is terminated by the Bank without “cause” or by Mr. Corsini for “good reason,” the Bank will also pay to Mr. Corsini (1) a cash lump sum payment in an amount equal to the greater of (y) two times the sum of Mr. Corsini’s base salary and the average of the annual bonuses earned by Mr. Corsini for the two calendar years immediately preceding the year of the termination date, if any, and (z) $1.8 million (unless the termination for good reason was due to non-renewal of the Corsini Employment Agreement, in which case Mr. Corsini will be entitled to a lump sum cash payment equal to Mr. Corsini’s base salary as of the date of termination), and (2) a cash lump sum in an amount equal to a pro-rata portion (based on the number of days Mr.

Corsini was employed during the calendar year in which the termination date occurs) of the higher of (i) the average amount of annual bonuses, if any, that were earned by Mr. Corsini for the two calendar years immediately preceding the year of the termination date, and (ii) $750,000. In addition, all outstanding equity awards held by Mr. Corsini will immediately vest, except that the restricted stock award granted to Mr. Corsini on October 26, 2011 will accelerate as follows (if not otherwise then vested to a greater extent): (1) 50% upon termination of employment occurring prior to October 26, 2012, (2) 75% upon termination of employment occurring after October 26, 2012 and before October 26, 2013, and (3) 100% upon termination of employment occurring after October 26, 2013. If Mr. Corsini is terminated by the Bank without “cause” or by Mr. Corsini for “good reason,” however, during the 24-month period following a change in control, then the shares of restricted stock granted to Mr. Corsini on October 26, 2011 will become fully vested upon his termination. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination.

Each of the Bogler Employment Agreement and the Boulden Employment Agreements provide that if the applicable Executive’s employment is terminated by the Employer without “cause” or by the Executive with “good reason,” the Employer will pay to the Executive (1) a lump sum cash payment in an amount equal to one and one-half times such Executive’s base salary as of the termination date, and (2) a pro-rata bonus for the year of the termination date, and, if based on objective performance or other criteria, based on actual achievement of such criteria. All unvested and unexercisable equity outstanding as of the termination date shall be vested in all circumstances, and all options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, but in no event beyond the term of the options. If Mr. Bogler or Mr. Boulden is terminated by the Employer without “cause” or by the Executive with “good reason” within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the applicable Employer will pay, in lieu of the payment in (1) above, to the applicable Executive a lump sum cash payment equal to two times the Executive’s base salary as of the termination date plus two times the average bonuses earned for the two years prior to the year of the termination date. If such a termination occurs within the Change in Control period, all options will remain exercisable until the earlier of their original expiration dates or five years following the date of termination.

At any time before a change in control, upon notice by an Executive of any “good reason” event or breach, the applicable Executive may terminate his employment during the 30-day “good reason” cure period and if the applicable Executive does not terminate his employment during the cure period, then the applicable Employer may terminate the Executive’s employment. During the cure period, termination of employment by either the applicable Executive or the applicable Employer will not automatically be considered termination of employment by the Executive with or without “good reason” or a termination of employment by the Employer with or without “cause.” The termination will not be treated as a “good reason” termination by the applicable Executive unless it is determined by the applicable Employer that “good reason” exists and the applicable Employer has failed to cure before the expiration of the cure period. If the applicable Executive’s employment has been terminated by the Executive or the Employer and (i) no “good reason” event has occurred, then the Executive will be deemed to have terminated employment without “good reason,” or (ii) there is a “good reason” event, the applicable Employer cures it before the cure period expires, and the applicable Executive fails to immediately return to work, then the Executive will be deemed to have terminated employment without “good reason.”

Each of the Executives and the applicable Employers have agreed to amend the applicable Executive Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If the Executive is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the applicable Executive Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to the Executive to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by the Executive from the applicable Employer would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in each of the Executive Employment Agreements, “good reason” means: (1) a reduction in the Executive’s base salary (except, before a change in control, any reduction required by law, rule or other regulatory authority), or after a change in control, the annual bonus payable to the Executive; (2) the requirement that the Executive report to a person other than: (a) with regards to Mr. Corsini, the Chief Executive Officer or President of the Bank or of the Company (or any other equally or more senior officer of the Bank or Company) or to the Board, (b) with regards to Mr. Bogler, the Chief Executive Officer of the Company or the Chief Executive Officer of the Bank (or any other equally or more senior officer of the Company or the Bank) or to the Company Board or Bank Board, as applicable, or (c), with regards to Mr. Boulden, the Chief Executive Officer of the Company, the Chief Executive Officer or President of the Bank (or any other equally or more senior officer of the Company or the Bank) or to the Company Board or Bank Board; (3) a material diminution in the Executive’s title, authority, responsibilities or duties; (4) the assignment of duties inconsistent with the Executive’s position or status with the applicable Employer, as of October 26, 2011; (5) a relocation of the Executive’s primary place of employment to a location more than 25 miles further from the Executive’s primary residence than the current location of the Employer’s offices (each Executive has acknowledged that he will be required to travel frequently, though the amount of travel after a change in control cannot exceed the amount before a change in control); (6) any other material breach by the Employer of the terms of the applicable Executive Employment Agreement that is not cured within 10 days after notice; (7) any purported termination of the Executive’s employment by the Employer that is not effected in accordance with the applicable Executive Employment Agreement; or (8) the failure of the Employer to obtain the assumption in writing of its obligations under the applicable Executive Employment Agreement by any successor to all or substantially all of the assets of the Employer within 15 days after a merger, consolidation, sale or similar transaction. The Corsini Employment Agreement also provides that the delivery of a notice of non-renewal of agreement by the Employer is “good reason”.

As used in each of the Executive Employment Agreements, “cause” means: (1) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) the Executive’s willful and continued failure to substantially perform his essential job functions under the applicable Executive Employment Agreement after receipt of written notice from the Employer that specifically identifies the manner in which the Executive has substantially failed to perform his essential job functions and specifying the manner in which the Executive may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Employer, by the Executive; (4) termination by the Employer of the Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of the Federal Deposit Insurance Corporation, the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer or any of its affiliates (a “Regulator”), or a finding by any such Regulator that the Executive’s performance threatens the safety or soundness of the Employer or any of its affiliates; (5) the Executive’s failure to furnish all information or take any other steps necessary to enable the Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by the Employer in its sole discretion) of the Executive during the term of his employment; or (6) a willful and material breach of the clauses in the Executive Employment Agreement governing the Executive’s non-competition and non-solicitation obligations.

Base Salaries

Each or our named executive officers has an employment agreement that sets a minimum salary as a result of negotiations between the Company and each executive officer. The base salaries for Messrs. Museles and Pieczynski were set in December 2009 at $650,000 annually in connection with entering their employment agreements, based on the Company’s historical performance as compared to the performance of its peer companies at the time. The Company targeted base salaries for Messrs. Museles and Pieczynski at the 50th to 75th percentile of the base compensation paid to similarly situated executives by other members of the peer group in 2008. The Committee determined not to increase the base salaries of any of our named executive officers for 2012.

Incentive Compensation for 2011

The Committee determined 2011 cash bonus incentive compensation for the named executive officers in February 2012, as described in detail below.

Incentive Compensation for Co-Chief Executive Officers

On February 24, 2011, the Committee adopted specific performance criteria which the Committee considered when making cash bonus awards for 2011 to the Co-Chief Executive Officers of the Company. The criteria, in addition to the overall objective of achieving pre-tax net income for CapitalSource Bank of $150.0 million, included achieving new funded originations in 2011 of $1.8 billion, measures of credit losses, progress toward converting CapitalSource Bank’s charter from an industrial loan corporation to a commercial bank charter, reducing the Company’s level of classified assets, simplifying the Company’s operating structure, and reducing operating expenses. Achievement of any one or more of the performance targets did not require the Committee to award any specific bonus amount, or any bonus at all.

With respect to Messrs. Museles and Pieczynski, the Committee’s determination was based on the performance criteria as follows.

•	Bank Pre-tax Net Income—This performance criterion required achieving 2011 pre-tax net income of $150 million for the Bank. Actual 2011 net income for the Bank was $170.6 million.

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Funded Originations—This performance criterion required achieving new funded originations during 2011 of $1.8 billion. Achievement of this target was measured by reaching both the funded amount set forth in the targets (which included any loans that fund within 60 days of closings) and achieving the blended spreads set forth in the targets. For the satisfaction of the blended spread target, consideration was given to any originations funded over and above the targeted amounts at lower spreads. Applying these measurements, exclusions and criteria, actual 2011 funded originations were $2.5 billion.

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Credit Losses—This performance criterion required having less than 0.5% of credit losses (charge offs or specific reserves) for 2010 vintage originations and 0.25% for 2011 vintage originations. For purposes of losses on portfolio acquisitions, only losses in excess of the purchase discount were counted as credit losses. The credit losses in 2011 for 2010 vintage originations were 0.22%, and for 2011 vintage originations were 0%.

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Operating Expenses—This performance criterion required 2011 operating expense of the Company (other than CapitalSource Bank and exclusive of the costs of REO and foreclosed assets, loss on extinguishment of debt, provision for unfunded commitments and certain third party pass-through costs) to be $154.4 million or less. The actual expenses for 2011 were $155.7 million. Included within the actual results is a negative variance of $4 million related to increased severance and retention costs. Excluding the increased severance costs from accelerating staffing reductions, the expenses were $151.7 million.

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Conversion to Commercial Bank—This performance criterion required converting CapitalSource Bank’s charter from an industrial loan corporation to a commercial bank or continuing to make significant progress toward such a conversion as determined by the Board of Directors. The primary criteria related to the Bank’s ability to convert its charter is determined by certain federal bank regulatory ratings. Associated with converting the Bank’s charter is the ability for the parent to become a Bank Holding Company. As indicated by the parent company visitation/review by the regulators, the Company has made significant progress in addressing comments raised by the 2010 review of the

Company and the remaining items will be addressed in 2012. As part of addressing the comments, the parent company asset level and complexity was significantly reduced.

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Classified Assets—This performance criterion required continuing to reduce the level of Company assets through a focus on reducing the level of classified assets. The loan portfolio held for investment at the end of 2011 was $972 million as compared to $2.5 billion at the end of the prior year. The level of classified loans during 2011 declined from $985 million to $532 million.

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Operating Structure—This performance criterion required continuing to simplify the overall operating structure of the Company through continued movement of employees into CapitalSource Bank and simplifying the management structure (to the extent permitted by regulators). During 2011 plans were developed to integrate the operations of the parent Company into the Bank. These integration plans included combining the Information Technology, Accounting, Facilities, Human Resources and other corporate support functions, as well as transferring all loan origination personnel and related support functions into the Bank as of January 1, 2012.

The Committee used its discretion to adjust the following bonus targets and to determine whether the success factors were achieved to the extent there were judgments to be employed or mitigating factors present:

•	To achieve bonus at or above 100% of Base Salary, the first three performance criteria described above and at least three of the remaining four performance criteria had to be achieved.

•	To achieve bonus at or above 75% of Base Salary, at least two of the first three performance criteria described above and at least two of the remaining four performance criteria had to be achieved.

Based on the foregoing, the Committee determined to award cash bonuses to each of Messrs. Pieczynski and Museles of $650,000, equal to 100% of their base salaries.

Bank Chief Financial Officer Performance Criteria

On April 26, 2011, we adopted a compensation program outlining specific performance criteria to be considered when making cash bonus awards for 2011 to Mr. John A. Bogler, Chief Financial Officer of CapitalSource Bank. Decisions under the compensation program are made independently by each of the compensation committees of the boards of CapitalSource Bank and CapitalSource Inc.

The program’s criteria for Mr. Bogler included: (i) achieving pre-tax net income of $150.0 million and maintaining the operating expense ratio at 2.10% or less for the Bank in 2011 (ii) maintaining acceptable safety and soundness, compliance and CRA ratings for the Bank; (iii) developing and timely filing with applicable regulatory authorities appropriate revised regulatory business plans for the Bank, as applicable; (iv) complying with the policy limits for liquidity risk, interest rate risk, investment policy compliance and capital compliance; and (v) integrating the parent Company and the Bank information technology and accounting operational structures and departments.

The Committee’s determination with respect to Mr. Bogler’s bonus was based on the performance criteria as follows.

•	Bank Pre-tax Net Income—This performance criterion required achieving 2011 pre-tax net income of $150 million for the Bank. Actual pre-tax net income for the Bank was $170.6 million.

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Operating Expense Ratio—This performance criterion required maintaining the operating expense ratio (total expenses/average assets) for the Bank at 2.10% or less for 2011 absent the impact of significant corporate reorganizations. Actual operating expense was $134.4 million for 2011, or 2.11% to average assets. The expense is inclusive of $45.1 million in loan referral fees paid to the parent, which was $3.5 million above forecast, due to record loan production of 32% above plan. Absent the excess loan referral fee, the ratio would have been 2.06%.

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Safety and Soundness—This performance criterion required maintaining acceptable safety and soundness, compliance and regulatory ratings for the Bank as determined by the Bank Committee. In the judgment of the Bank Committee, all such ratings were acceptable.

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Revision of Regulatory Business Plan—This performance criterion required developing and timely filing with applicable regulatory authorities appropriate revised regulatory business plans for the Bank. The Bank’s 4-7 Year Business Plan was developed and filed with the FDIC on September 30, 2011, consistent with the deadline for filing the extended de novo business plan.

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Risk and Compliance—This performance criterion required adherence to the quarterly limits for liquidity risk, interest rate risk, investment policy compliance and capital compliance, in each case as established from time to time by the Asset Liability Committee of the Bank’s Board of Directors and measured as of the last business day of each quarter during 2011. The Bank continues to maintain an overall sound interest rate risk management program as evidenced by the findings from the most recent Safety and Soundness exam. Interest rate sensitivity, as measured by fluctuations in net interest income over a two year horizon as well as changes in the equity value of the Bank, both under various interest rate shock scenarios, were within the Board approved tolerance limits as of each quarter end during 2011.

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Integration of Certain Parent and Bank Functions—This performance criterion required successfully combining (to the extent permitted by applicable law, regulation and regulators) the operations of the accounting departments and the information technology departments of the parent Company and the Bank into a single department within the Bank, or continuing to make significant progress toward such combination as determined by the Bank Compensation Committee. During 2011, an integration plan was developed for consolidating the accounting function across the organization. Staffing and retention plans were developed and implemented. The integration of systems continues as planned with full integration of the accounting group expected to be completed by the end of the first quarter of 2012. During 2011, an integration plan was developed for the information technology functions. The integration continues as planned with the Bank’s Chief Information Officer assuming responsibility over the combined IT related functions during 2011 and full integration of IT functions expected in late 2012.

Based on the foregoing, the Committee determined to award a cash bonus to Mr. Bogler of $450,000, equal to 100% of his base salary.

Incentive Compensation for Other Named Executive Officers

Mr. Boulden. Pursuant to Mr. Boulden’s employment agreement, his annual target cash bonus is equal to 100% of his year-end base salary.

Mr. Boulden led the Corporate Asset Finance team for the entire year; on April 15, 2011, his role expanded to assume leadership responsibilities for the Leveraged Finance team as well. On April 15 he became President of the Corporate Finance Group. As of October 26, 2011, he assumed leadership responsibilities for all loan origination teams and entered into an employment agreement pursuant to which he became President of CapitalSource Inc. On January 1, 2012, he became the Chief Lending Officer of CapitalSource Bank.

As a result of significantly exceeding 2011 production targets for both the Corporate Asset Finance and Leveraged Finance businesses ($868 million actual versus $542 million targeted), the Committee determined to award Mr. Boulden a cash bonus of $600,000, equal to 1.5 times his year-end base salary.

Mr. Corsini. Based on the recommendations of the Chief Executive Officer of the Bank, and the Bank’s achievement of performance goals for net income, credit administration and personal performance, the Committee determined to award Mr. Corsini a cash bonus of $450,000, equal to 100% of his base salary.

Mr. Cole. Mr. Cole’s bonus of $337,500 was determined in connection with negotiations of his separation agreement. See “Separation Agreement with Mr. Cole” above.

2012 Executive Officer Incentive Compensation Program

On February 15, 2012, the Compensation Committee adopted a compensation program outlining specific performance criteria to be considered when making cash bonus awards for 2012 to the Company’s executive officers. The criteria, in addition to the overall objective of achieving certain net income levels for CapitalSource Bank and the Company, include measures of origination levels, credit losses and operating expenses. The Compensation Committee may use discretion to adjust the bonus targets and to determine whether the criteria have been achieved to the extent there are judgments to be employed or mitigating factors exist. While the Compensation Committee believes the targets are achievable, it also believes they present appropriate challenges to the executive officers and, if met, would be reflective of a high level of performance by the executive officers and by the Company.

Deferred Compensation Plan

The Company’s deferred compensation plan, or DCP, permits directors and certain officers of the Company, including the named executive officers, to defer to future years all or part of their compensation. The Committee is the administrator of the DCP and has the sole discretion to interpret the DCP and to determine all questions arising in the administration and application of the DCP. Through December 31, 2011, no named executive officers had deferred any compensation pursuant to the DCP.

Timing of Equity Awards

The Company does not have a program, plan or practice to time equity awards, including stock option grants, to its named executive officers or directors in coordination with the release of material non-public information. Under the Company’s equity incentive plan, the Company may not grant options at a discount to fair market value or reduce the exercise price of outstanding options except in the case of a stock split or other similar event.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid to any named executive officer for any fiscal year. However, Section 162(m) exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. We may award non-deductible compensation in certain circumstances as we deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations and rulings issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does or will in fact do so. For 2011, all of the compensation paid to the named executive officers was deductible under Section 162(m) except for $1.5 million paid to Messrs. Museles and Pieczynski as a result of the vesting of equity awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is composed entirely of independent directors. The Compensation Committee met with management to review and discuss the Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Form 10-K for its 2011 fiscal year, and the Board has approved that recommendation.

Compensation Committee

Timothy M. Hurd, Chairman
C. William Hosler
Sara Grootwassink Lewis

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary($)	Bonus ($)(2)	Stock Awards ($)(3)		Option Awards ($)(4)	All Other Compensation ($)(5)	Total($)
Steven A. Museles	2011	650,000	650,000	—		—	1,309,030	2,609,030
(Co-Chief Executive Officer)	2010	650,000	650,000	—		—	1,080	1,301,080
	2009	417,750	500,000	2,281,250	(6)	1,807,920	42,707	5,049,627

James J. Pieczynski	2011	650,000	650,000	—		—	1,080	1,301,080
(Co-Chief Executive Officer)	2010	650,000	650,000	—		—	1,080	1,301,080
	2009	300,000	500,000	1,845,000		2,058,270	26,751	4,730,021

Donald F. Cole	2011	450,000	337,500	—		—	683,430	1,470,930
(Chief Financial Officer)	2010	450,000	450,000	789,000		476,805	300	2,166,105
	2009	375,000	325,000	—		751,050	250	1,451,300

John A. Bogler	2011	379,636	450,000	455,000		—	450	1,285,086
(Chief Financial Officer, effective January 1, 2012 and Chief Financial Officer—CapitalSource Bank

Laird M. Boulden	2011	370,833	600,000	1,020,838		—	776	1,992,447
(President, effective October 26, 2011)

Bryan M. Corsini	2011	379,636	450,000	650,000		—	910	1,480,546
(Executive Vice President and Chief Administrative Officer—CapitalSource Bank)

(1)	The positions stated in this table are as of January 1, 2011, unless otherwise indicated. For 2009, Mr. Museles was our Chief Legal Officer, Mr. Pieczynski was Co-President of our Healthcare and Specialty Finance Business, and Mr. Cole served in several senior management positions.
(2)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts for 2011 were determined.
(3)	Amounts in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718 (“FASB ASC Topic 718”), based upon the probable outcome of the performance conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions used in the calculation of the grant date fair value are included in footnote 17 of the Company’s 2011 audited consolidated financial statements.
(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in footnote 17 of the Company’s 2011 audited consolidated financial statements.
(5)	Includes premiums for life insurance policies for all named executive officers. For Mr. Museles, the amount for 2011 also includes $1,300,000 of severance, matching contributions under the Company’s defined contribution plan and paid parking. For Mr. Cole, the amount for 2011 also includes $675,000 of severance, matching contributions under the Company’s defined contribution plan and paid parking.
(6)	Includes 41,667 shares of restricted stock with a grant date fair value of $145,418 that were cancelled in 2011 and 41,667 shares of restricted stock with a grant date fair value of $145,418 that were cancelled in 2010 because the performance criteria under the terms of the award were not met.

GRANTS OF PLAN-BASED AWARDS

Name	Board or Compensation Committee Approval Date	Grant Date	Stock Options	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Steven A. Museles	—		—	—		—
James J. Pieczynski	—		—	—		—
Donald F. Cole	—		—	—		—
John A. Bogler	10/26/11	10/26/11	—	70,000	(3)	455,000
Laird M. Boulden	07/26/11	08/15/11	—	150,000	(4)	906,000
	03/04/11	03/15/11	—	16,382	(5)	114,838
Bryan M. Corsini	10/26/11	10/26/11	—	100,000	(6)	650,000

(1)	Cash dividends paid on unvested shares of restricted stock are reinvested into additional shared of unvested restricted stock with the same vesting schedule and criteria as the shares with respect to which the dividends are paid.
(2)	The full grant date fair value was computed in accordance with FASB ASC Topic 718 based on the assumptions described in footnotes (3) and (4) to the Summary Compensation Table.
(3)	Mr. Bogler’s restricted stock will vest with respect to 23,334 shares on October 26, 2012, and 23,333 shares on each of October 26, 2013 and October 26, 2014.
(4)	Mr. Boulden’s restricted stock will vest with respect to 50,000 on each of August 15, 2012, August 15, 2013 and August 15, 2014.
(5)	Mr. Boulden’s restricted stock vested on December 31, 2011.
(6)	Mr. Corsini’s restricted stock will vest with respect to 50,000 on each of October 26, 2013 and October 26, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Mr. Boulden

On October 26, 2011, the Company and the Bank entered into an employment agreement (the “Boulden Employment Agreement”) with Mr. Boulden, pursuant to which, effective as of October 26, 2011, Mr. Boulden serves as the President of the Company and, effective as of January 1, 2012, as the Chief Lending Officer of the Bank. See “Compensation Discussion and Analysis—Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements.”

Mr. Bogler

On October 26, 2011, the Company and the Bank entered into an employment agreement with Mr. Bogler, pursuant to which Mr. Bogler continues to serve as the Bank’s Chief Financial Officer and, effective as of January 1, 2012, also serves as the Company’s Chief Financial Officer. See “Compensation Discussion and Analysis—Company President, Chief Financial Officer and Bank Chief Administrative Officer Employment Agreements.”

Mr. Corsini

On October 26, 2011, the Bank entered into an amended and restated employment agreement with Mr. Corsini, pursuant to which, effective October 26, 2011, Mr. Corsini serves as the Chief Administrative Officer of the Bank. See “Compensation Discussion and Analysis—Company President, Chief Financial Officer and Bank Chief Administrative Officer.”

Mr. Museles

On February 1, 2007, the Company entered into an employment agreement with Mr. Museles. The employment agreement provided for an initial five-year term expiring on February 1, 2012. According to the employment agreement, Mr. Museles was paid a base salary of at least $364,000, which was subject to review and increase, but not decrease, by the Board.

On August 22, 2008, the Company entered into a Relocation Agreement with Mr. Museles, in connection with Mr. Museles’ temporary relocation to Los Angeles, California as result of his service as Chief Legal Officer of our subsidiary, CapitalSource Bank. The Relocation Agreement provided for lodging and moving expenses and for certain other payments related to Mr. Museles’ service in Los Angeles, which lasted until August, 2009.

On December 16, 2009, the Company entered into an amended and restated employment agreement with Mr. Museles, as described below.

On October 26, 2011, Mr. Museles entered into separation and consulting agreements with the Company. Pursuant to these agreements, Mr. Museles resigned as Co-Chief Executive Officer effective December 31, 2011 and has been performing consulting services for the Company subsequent to that date. For more information concerning the separation agreement, see “Compensation Discussion and Analysis—Separation Agreement with Mr. Museles.” For more information concerning the consulting agreement, see “Certain Relationships and Related Transactions—Consulting Agreement with Mr. Museles” above.

Mr. Pieczynski

On November 22, 2005, the company entered into an employment agreement with Mr. Pieczynski. The employment agreement provided for an initial five-year term expiring on November 22, 2010. According to the employment agreement, Mr. Pieczynski was paid a base salary of at least $272,651, which was subject to review and increase, but not decrease, by the Board.

On December 16, 2009, the Company entered into an amended and restated employment agreement with Mr. Pieczynski, as described below.

Co-Chief Executive Officer Employment Agreements

On December 16, 2009, the Company entered into an amended and restated employment agreement (each, a “Co-CEO Employment Agreement”) with each of Steven A. Museles and James J. Pieczynski. Pursuant to the Co-CEO Employment Agreements, effective as of January 1, 2010, each of Mr. Museles and Mr. Pieczynski commenced service as a Co-Chief Executive Officer of the Company (each, a “Co-CEO”). Each Co-CEO was appointed as a member of the Board effective January 1, 2010 and the Company is required to use commercially reasonable efforts to have each of them nominated to serve for additional terms at the expiration of each of their respective Board terms during the term of the applicable Co-CEO Employment Agreement.

Mr. Museles

On October 26, 2011, we entered into separation and consulting agreements with Mr. Museles. Mr. Museles served as a director and our Co-Chief Executive Officer from January 1, 2010 until his resignation as Co-Chief Executive Officer effective December 31, 2011. For more information concerning Mr. Museles’ separation agreement, see “Compensation Discussion and Analysis—Separation Agreement with Mr. Museles.” For more information concerning Mr. Museles’ consulting agreement, see “Certain Relationships and Related Transactions—Consulting Agreement with Mr. Museles” above.

Pursuant to the Co-CEO Employment Agreement between Mr. Museles and the Company, dated December 16, 2009 (the “Museles Co-CEO Employment Agreement”), Mr. Museles remains subject to certain non-compete and non-solicitation provisions applicable until December 31, 2012. These provisions prohibit Mr. Museles from: (1) soliciting or hiring any person employed by the Company or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (2) soliciting any client or customer of the Company or its affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Company derived more than 10% of its consolidated revenues during such period (a “Material Business”) or (ii) the services to be provided by Mr. Museles are competitive with a Material Business and substantially similar to those previously provided by Mr. Museles to the Company, except that Mr. Museles may provide services to such a business following a change in control of the Company; or (4) owning an interest in any entity described in subsection (3)(i) immediately above. Mr. Museles is restricted from serving as a director of a publicly traded company without the Board’s approval, which will not be unreasonably withheld.

Mr. Pieczynski

Following Mr. Museles’ resignation as Co-Chief Executive officer as of December 31, 2011, Mr. Pieczynski has continued to serve as our Chief Executive Officer pursuant to the Co-CEO Employment Agreement between Mr. Pieczynski and the Company, dated December 16, 2009 (the “Pieczynsky Co-CEO Employment Agreement”), which is described in detail below.

The Pieczynski Co-CEO Employment Agreement has an initial term expiring on December 31, 2012, with automatic extensions for successive one-year periods thereafter, unless Mr. Pieczynski or the Company notifies the other party that he or it does not wish to renew the agreement. The term of the employment agreement will be automatically extended upon a “change in control” to the end of the 24-month period following such “change in control” if the remaining term is less than 24 months at that time. “Change in control” means the occurrence of one or more of the following events: (1) any person or group is or becomes a beneficial owner of more than 30% of the voting stock of the Company; (2) within any 24-month period, the majority of the Board consists of individuals other than incumbent directors; (3) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (4) the Company transfers all or substantially all of its assets or business; or (5) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the stockholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the voting stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation.

Until December 31, 2009, Mr. Pieczynski continued to receive his base salary and other benefits in effect on the date of the Pieczynski Co-CEO Employment Agreement. Commencing January 1, 2010, in accordance with the Pieczynski Co-CEO Employment Agreement, Mr. Pieczynski is paid a base salary of $650,000 per year, subject to review and increase, but not decrease, by the Board, and is eligible to receive an annual cash bonus, as may be determined by the Board in its discretion subject to factors determined by the Board, except that, for each year after a change in control, Mr. Pieczynski must be paid an annual cash bonus of at least two times his base salary as in effect on the last day of the applicable calendar year.

On December 16, 2009, the Company entered into a restricted stock unit agreement and an option agreement with Mr. Pieczynski, pursuant to which the Company granted to Mr. Pieczynski options to purchase 600,000 shares of the Company’s common stock at $3.69 per share and 500,000 restricted stock units. The options and the restricted stock units have equal annual vestings on December 16, 2010, December 16, 2011 and December 16, 2012. Except upon the circumstances described below, Mr. Pieczynski will forfeit any unvested options and restricted stock units upon the termination of his employment with the Company.

In addition to the base salary and bonus amounts described above, Mr. Pieczynski is entitled to additional benefits, including at least four weeks annual vacation, reimbursement of reasonable business expenses, and eligibility for all employee and executive benefit plans maintained by the Company and generally available to the Company’s employees, on a basis (1) prior to a change in control, that is comparable in all material respects to the benefits provided to any other member of the Company’s executive committee, and (2) following a change in control, that is at least as favorable in all material respects to the benefits provided to the other most senior executives of the Company.

The Pieczynski Co-CEO Employment Agreement contains non-compete and non-solicitation provisions applicable until 12 months after the earlier of the expiration of the term of the Pieczynski Co-CEO Employment Agreement and the date of termination. These provisions prohibit Mr. Pieczynski from: (1) soliciting or hiring any person employed by the Company or its affiliates or who was employed by them within 180 days prior to such solicitation or hiring (unless that person was discharged without cause); (2) soliciting any client or customer of the Company or its affiliates or any person who was their client or customer within 180 days prior to such solicitation; (3) providing services to any entity if (i) during the preceding 12 months more than 10% of the revenues of such entity and its affiliates was derived from any business from which the Company derived more than 10% of its consolidated revenues during such period (a “Material Business”) or (ii) the services to be provided by Mr. Pieczynski are competitive with a Material Business and substantially similar to those previously provided by Mr. Pieczynski to the Company, except Mr. Pieczynski may provide services to such a business following a change in control of the Company; or (4) owning an interest in any entity described in subsection (3)(i) immediately above. Mr. Pieczynski is restricted from serving as a director of a publicly traded company without the Board’s approval, which will not be unreasonably withheld.

The Pieczynski Co-CEO Employment Agreement also contains non-disclosure provisions requiring Mr. Pieczynski not to use, disclose, or transfer any of the Company’s confidential information either during or after employment and non-disparagement provisions requiring the Company and Mr. Pieczynski not to engage in derogatory or disparaging communications regarding Mr. Pieczynski, the Company or any of the Company’s affiliates.

If Mr. Pieczynski’s employment terminates because of his death, the Company will pay a cash lump sum payment equal to one year’s base salary reduced by the amount of any payments to Mr. Pieczynski’s estate paid on account of any life insurance policy provided by the Company for his benefit and (1) any compensation deferred by Mr. Pieczynski prior to the termination date and not previously paid to him, (2) any amounts or benefits owing to Mr. Pieczynski or his beneficiaries under any applicable Company benefit plans, programs or arrangements, and (3) any amounts owing to Mr. Pieczynski for reimbursement of expenses (collectively, the “Accrued Benefits”). If Mr. Pieczynski’s employment terminates because of his disability, the Company will pay his base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. Upon Mr. Pieczynski’s death or disability, all outstanding equity awards held by him will immediately vest, except that the option and restricted stock unit awards granted to him on December 16, 2009 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon death or termination for disability occurring prior to December 16, 2010, (ii) 75% upon death or termination for disability occurring after December 16, 2010 and before December 16, 2011, and (iii) 100% upon death or termination for disability occurring after December 16, 2011. All options will remain exercisable for the length of their original terms.

If Mr. Pieczynski’s employment is terminated by the Company with “cause” or by Mr. Pieczynski without “good reason,” then the Company will pay to Mr. Pieczynski his base salary through the termination date and all Accrued Benefits to which he is entitled as of the termination date. All unvested or unexercisable portions of equity and equity-related awards made to him will terminate.

If Mr. Pieczynski’s employment is terminated by the Company without “cause” or by Mr. Pieczynski for “good reason,” the Company will pay to Pieczynski (1) his base salary through the termination date, (2) all Accrued Benefits to which he is entitled as of the termination date, (3) a lump sum cash payment equal to two times his base salary as of the termination date (unless the termination for good reason was due to non-renewal of the Pieczynski Co-CEO Employment Agreement, in which case, Mr. Pieczynski will be entitled to a lump sum cash payment equal to his base salary as of the date of termination), and (4) a pro-rata bonus for the year of termination if applicable performance objectives are met. If such a termination occurs within 24 months after a change of control, or within the period commencing three months prior to the execution of a binding agreement for a transaction or the making of a tender or exchange offer that would, if consummated, result in a change in control and ending on the date of the change in control or, if earlier, the date when the transaction is abandoned (any such period, the “Change in Control Period”), then the lump sum cash payment payable to Mr. Pieczynski will equal two and one half times his base salary as of the termination date plus two and one half times the average bonuses earned by him for the two years prior to the year in which the termination occurs. Mr. Pieczynski also will be entitled to continued participation, on the same terms and conditions as immediately prior to the termination, for 24 months or such earlier time as he becomes eligible for comparable benefits elsewhere, in medical, dental, hospitalization and life insurance coverages in which he and his eligible dependents were participating immediately prior to his date of termination (or, if the Company cannot provide coverage after 18 months, the Company will make payments to Mr. Pieczynski on an after-tax basis equal to the COBRA premiums for any period after 18 months).

In addition, if Mr. Pieczynski’s employment is terminated by the Company without “cause” or by Mr. Pieczynski for “good reason,” all outstanding equity awards held by Mr. Pieczynski will immediately vest, except that if such termination does not occur during a Change in Control Period, then the option and restricted stock unit awards granted to Mr. Pieczynski on December 16, 2009 will accelerate as follows (if not otherwise then vested to a greater extent): (i) 50% upon termination of employment occurring prior to December 16, 2010, (ii) 75% upon termination of employment occurring after December 16, 2010 and before December 16, 2011, and (iii) 100% upon termination of employment occurring after December 16, 2011. All options will remain exercisable until the earlier of their original expiration dates and two years following the date of termination, except that if the termination occurred during a Change in Control Period, then until the earlier of their original expiration date and five years following the dates of termination.

Each of Mr. Pieczynski and the Company have agreed to amend the Pieczynski Co-CEO Employment Agreement to the minimum extent necessary to avoid any excise tax imposed by Section 409A of the Code. If Mr. Pieczynski is a “disqualified individual,” as defined in Section 280G of the Code, then any right to receive a payment or benefit under the Pieczynski Co-CEO Employment Agreement will not be exercisable or vested, to the extent that (1) the right to payment, vesting or exercise would cause any payment or benefit to him to be considered a “parachute payment” under Section 280G of the Code, and (2) as a result of receiving such parachute payment, the aggregate after-tax amounts received by Mr. Pieczynski from the Company would be less than the maximum after-tax amount that could be received by him without causing any such payment or benefit to be considered a parachute payment.

As used in the Pieczynski Co-CEO Employment Agreement, “good reason” means: (1) a reduction in Mr. Pieczynski’s base salary, or, after a change in control, the annual bonus payable to him; (2) the requirement that Mr. Pieczynski report to a person other than the Board; (3) a material diminution in Mr. Pieczynski’s title, authority, responsibilities or duties; (4) the assignment of duties inconsistent with Mr. Pieczynski’s position or status with the Company as of January 1, 2010; (5) a relocation of Mr. Pieczynski’s primary place of employment to a location more than 10 miles further from his primary residence than the current location of the Company’s offices; (6) any other material breach by the Company of the terms of the Pieczynski Co-CEO Employment Agreement that is not cured within 10 days after notice; (7) any purported termination of Mr. Pieczynski’s employment by the Company that is not effected in accordance with the Pieczynski Co-CEO Employment Agreement; (8) the failure of Mr. Pieczynski to be appointed to the Board as of January 1, 2010 or to be nominated for an additional term as a member of the Board upon each expiration of such Board term; (9) the failure of the Company to obtain the assumption in writing of its obligations under the Pieczynski Co-CEO Employment Agreement by any successor to all or substantially all of the assets of the Company within

15 days after a merger, consolidation, sale or similar transaction; or (10) the delivery of a notice of non-renewal of the Pieczynski Co-CEO Employment Agreement by the Company.

As used in the Pieczynski Co-CEO Employment Agreement, “cause” means: (1) the Mr. Pieczynski’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (2) Mr. Pieczynski’s willful and continued failure to substantially perform his essential job functions under the Pieczynski Co-CEO Employment Agreement after receipt of written notice from the Company that specifically identifies the manner in which Mr. Pieczynski has substantially failed to perform his essential job functions and specifying the manner in which he may substantially perform his essential job functions in the future; (3) a material act of fraud or willful and material misconduct with respect, in each case, to the Company, by Mr. Pieczynski; or (4) a willful and material breach of the clauses in the Pieczynski Co-CEO Employment Agreement governing Mr. Pieczynski’s non-competition and non-solicitation obligations.

Mr. Cole

On October 26, 2011, the Company entered into a separation agreement with Mr. Cole. Mr. Cole served as the Company’s Chief Financial Officer from May 1, 2009 until his resignation effective December 31, 2011. For more information concerning Mr. Cole’s separation agreement, see “Compensation Discussion and Analysis—Separation Agreement with Mr. Cole.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date(1)	Number of Shares or Stock Units That Have Not Vested(#)(2)	Market Value of Shares or Stock Units That Have Not Vested($)(3)
Steven A. Museles	600,000	—	3.69	12/31/2013	211,821	1,419,201
	250,000	—	3.49	12/31/2013

James J. Pieczynski(4)	400,000	200,000	3.69	12/16/2019	169,312	1,134,390
	250,000	125,000	3.49	5/15/2019
	32,625	—	7.83	12/19/2012

Donald F. Cole	112,500	—	5.26	12/31/2013	63,124	422,931
	375,000	—	3.49	12/31/2013

John A. Bogler(5)	50,000	25,000	3.49	5/15/2019	141,652	949,068
	—	50,000	5.26	7/29/2020

Laird M. Boulden(6)	62,500	187,500	4.97	2/03/2020	150,466	1,008,122

Bryan M. Corsini(7)	16,312	—	7.83	12/19/2012	171,703	1,150,410
	35,334	41,666	3.49	5/15/2019

(1)	The options may expire earlier than the listed expiration dates pursuant to the terms of the applicable award agreements and/or employment agreements if the named executive officer’s service with the Company terminates.
(2)	Includes cash dividends paid on all unvested shares of restricted stock and vested and unvested restricted stock units that were reinvested in additional shares of restricted stock or restricted stock units, respectively, having the same vesting and conversion schedule and criteria, if applicable, as the shares or units with respect to which the dividends are paid.
(3)	The market value is based on the product of the number of shares multiplied by $6.70, the closing price of a share of the Company’s common stock on December 30, 2011.
(4)	The stock options will vest on the following dates: 200,000 on December 16, 2012 and 125,000 on May 15, 2012. The shares of restricted stock units will vest on December 16, 2012.
(5)	The stock options will vest on the following dates: 25,000 on May 15, 2012; 25,000 on July 29, 2013; and 25,000 on July 29, 2014. The shares of restricted stock will vest on the following dates: 12,748 on May 15, 2012; 4,169 on July 25, 2012; 23,369 on October 26, 2012; 4,165 on July 25, 2013; 25,236 on July 29, 2013; 23,367 on October 26, 2013; 25,231 on July 29, 2014; and 23,367 on October 26, 2014.
(6)	The stock options will vest on the following dates: 62,500 on each of February 15, 2012, February 14, 2013 and February 15, 2014. The shares of restricted stock will vest on the following dates: 50,156 on August 15, 2012; 50,155 on August 15, 2013; and 50,155 on August 15, 2014.
(7)	The stock options will vest on May 15, 2012. The shares of restricted stock will vest on the following dates: 21,252 on May 15, 2012; 16,602 on December 15, 2012; 50,074 on October 26, 2013; 16,602 on December 15, 2013; 50,074 on October 26, 2014; and 17,099 on December 15, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized On Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized On Vesting($)
Steven A. Museles	—	—	169,319	1,083,708
James J. Pieczynski	—	—	169,316	1,083,708
Donald F. Cole	—	—	53,127	346,490
John A. Bogler	—	—	16,851	104,892
Laird M. Boulden	—	—	16,480	112,064
Bryan M. Corsini	28,000	92,820	29,610	195,670

NONQUALIFIED DEFERRED COMPENSATION

The CapitalSource Amended and Restated Deferred Compensation Plan, or DCP, is a non-qualified plan that allows certain of our executives to defer all or a portion of their compensation. All amounts distributed under the plan are made in the form of the Company’s common stock. The Company does not make contributions on behalf of its named executive officers to the DCP, and in 2011, none of our named executive officers participated in the DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

James J. Pieczynski

The Company has entered into an employment agreement with Mr. Pieczynski pursuant to which the Company has agreed to pay Mr. Pieczynski certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Pieczynski with good reason or in connection with a change in control of the Company. Please refer to the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” for information regarding the provisions contained in Mr. Pieczynski’s employment agreement with respect to these matters.

The table below quantifies the potential payments to Mr. Pieczynski upon his termination under the following circumstances:

Mr. Pieczynski’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$650,000	X	$3,712,500	$1,950,000	X
Acceleration of Equity Awards	$2,137,640	$2,137,640	$2,137,640	$2,137,640	$2,137,640
Value of Benefits Continuation	X	X	$37,533	$37,533	X
Total	$2,787,640	$2,137,640	$5,887,673	$4,125,173	$2,137,640

(1)	For purposes of this analysis, we assumed that Mr. Pieczynski’s termination was effective December 31, 2011 and that he had been paid all his base salary through the termination date. Mr. Pieczynski has not deferred any amounts under the Company’s deferred compensation plan. Mr. Pieczynski’s base salary on December 31, 2011 was $650,000.

John A. Bogler

The Company has entered into an employment agreement with Mr. Bogler pursuant to which the Company has agreed to pay Mr. Bogler certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Bogler with good reason or in connection with a change in control of the Company. Please refer to the “Compensation Discussion and Analysis” for information regarding the provisions contained in Mr. Bogler’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Bogler upon his termination under the following circumstances:

Mr. Bogler’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$450,000	X	$1,920,963	$1,125,000	X
Acceleration of Equity Awards	$1,141,443	$1,141,443	$1,141,443	$1,141,443	$1,141,443
Value of Benefits Continuation	X	X	$2,034	$2,034	X
Total	$1,591,443	$1,141,443	$3,064,440	$2,268,477	$1,141,443

(1)	For purposes of this analysis, we assumed that Mr. Bogler’s termination was effective December 31, 2011 and that he had been paid all his base salary through the termination date. Mr. Bogler has not deferred any amounts under the Company’s deferred compensation plan. Mr. Bogler’s base salary on December 31, 2011 was $450,000.

Laird M. Boulden

The Company has entered into an employment agreement with Mr. Boulden pursuant to which the Company has agreed to pay Mr. Boulden certain amounts upon his termination of employment due to death, disability, by the Company without cause, by Mr. Boulden with good reason or in connection with a change in control of the Company. Please refer to the “Compensation Discussion and Analysis” for information regarding the provisions contained in Mr. Boulden’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Boulden upon his termination under the following circumstances:

Mr. Boulden’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Company without Cause or by the Executive for Good Reason (during change in control period)	By the Company without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$400,000	X	$1,750,000	$1,200,000	X
Acceleration of Equity Awards	$1,332,497	$1,332,497	$1,332,497	$1,332,497	$1,332,497
Value of Benefits Continuation	X	X	$24,339	$24,339	X
Total	$1,732,497	$1,332,497	$3,106,836	$2,556,836	$1,332,497

(1)	For purposes of this analysis, we assumed that Mr. Boulden’s termination was effective December 31, 2011 and that he had been paid all his base salary through the termination date. Mr. Boulden has not deferred any amounts under the Company’s deferred compensation plan. Mr. Boulden’s base salary on December 31, 2011 was $400,000.

Bryan M. Corsini

The Bank has entered into an employment agreement with Mr. Corsini pursuant to which the Bank has agreed to pay Mr. Corsini certain amounts upon his termination of employment due to death, disability, by the Bank without cause, by Mr. Corsini with good reason or in connection with a change in control of the Bank. Please refer to the “Compensation Discussion and Analysis” for information regarding the provisions contained in Mr. Corsini’s employment agreement with respect to these matters.

The table below quantifies the potential benefits to Mr. Corsini upon his termination under the following circumstances:

Mr. Corsini’s Benefits and Payments Upon Termination or Change of Control(1)	Death	Disability	By the Bank without Cause or by the Executive for Good Reason (during change in control period)	By the Bank without Cause or by the Executive for Good Reason (no change in control)	Change in Control
Cash Payments	$450,000	X	$2,550,000	$2,550,000	X
Acceleration of Equity Awards	$1,284,158	$1,284,158	$1,284,158	$1,284,158	$1,284,158
Value of Benefits Continuation	X	X	$25,012	$25,012	X
Total	$1,734,158	$1,284,158	$3,859,170	$3,859,170	$1,284,158

(1)	For purposes of this analysis, we assumed that Mr. Corsini’s termination was effective December 31, 2011 and that he had been paid all his base salary through the termination date. Mr. Corsini has not deferred any amounts under the Company’s deferred compensation plan. Mr. Corsini’s base salary on December 31, 2011 was $450,000.

DIRECTOR COMPENSATION

(for the fiscal year ended December 31, 2011)

Company Outside Directors

The compensation program for Company outside directors consists of annual retainer fees, meeting fees and long-term equity awards. The Company pays its directors an annual retainer fee of $50,000. Members of the Audit Committee are paid an additional retainer fee of $10,000, or $20,000 in the case of the chairperson. Members of certain other Board committees are paid an additional retainer fee of $7,500 for each committee on which they serve, or $15,000 in the case of the chairperson of each such other committee. In addition, from time to time the Company may establish special or other committees for which members may receive similar compensation. All retainer fees are generally paid within two weeks of our Annual Meeting of Stockholders. Each director also receives $1,000 for each Board meeting attended (in person or telephonically), and members of the Audit Committee and members of certain other Board committees are paid $2,000 and $1,000, respectively, for each meeting of their respective committees attended (in person or telephonically). Meeting fees are paid quarterly.

Directors may elect to receive their annual retainers and meeting fees in whole or in part in the form of cash, immediately vested shares of restricted stock and/or immediately exercisable stock options. Restricted stock is valued based on the closing market price of the Company’s common stock on the grant date, and stock options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive fees in the form of restricted stock. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

In connection with each Annual Meeting of Stockholders, each director then serving on the Board receives a long-term equity award of $75,000, which is paid, at the election of each director, in whole or in part in shares of restricted stock and/or stock options calculated as described in the preceding paragraph.

Unlike annual retainers and meeting fees, restricted stock and options paid for long-term equity awards are intended to vest or become exercisable in full, as applicable, one year after the grant date. The Company sets these vest dates on the date of the next Annual Meeting of Stockholders. For unvested restricted stock, cash dividends paid during the vesting period are credited in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

CapitalSource Bank Outside Directors

During 2011, Mr. Hosler served as a director for both the Company and CapitalSource Bank (the “Bank”). The compensation program for outside directors of the Bank consists of an annual retainer and an initial long-term equity award of the Company’s common stock.

For service as Bank directors, including on committees of the Bank board and attendance at Bank board and committee meetings, the Bank pays outside directors an annual retainer of $75,000 paid quarterly. Bank directors may elect to receive retainer payments in whole or in part in the form of cash or fully vested shares of the Company’s common stock and/or immediately exercisable options to purchase shares of the Company’s common stock. The common stock is valued based on the closing market price of the Company’s common stock on the grant date, and options are valued in an amount equal to five times the number of shares that would have been payable had the director elected to receive payment in the form of the Company’s common stock. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Each outside Bank director joining the Bank board receives a one-time long-term equity award of $50,000, payable, at the election the director, in whole or in part, in restricted shares of the Company’s common stock and/or stock options calculated in the same manner as described in the preceding paragraph. Unlike retainer payments, restricted stock and options granted as long-term equity awards will vest or become exercisable, as applicable, in three equal installments on the first, second and third anniversaries of the director’s first day of service as a Bank director if the director is still serving as a Bank director on such anniversary dates. Cash dividends paid during the vesting periods on unvested restricted stock are credited in the form of additional shares of unvested restricted stock with the same vesting schedule as the restricted stock to which they relate. Stock options have a ten-year term and an exercise price equal to at least the closing market price of the Company’s common stock on the grant date.

Company and Bank Directors may elect to defer retainers, fees and equity awards received in cash or restricted stock into restricted stock units under our deferred compensation plan with the same vesting as the restricted stock to which they relate. A restricted stock unit is an unfunded right to receive one share of our common stock at a future date. Restricted stock units are credited with dividend equivalents in the form of additional stock units with the same vesting schedule as the restricted stock units to which they relate and are payable in the form of common stock at the earlier of the date elected by the director or in a lump sum or annual payments following termination of the director’s service.

Company and Bank Directors are reimbursed for their reasonable expenses of attending applicable Board and committee meetings. During 2011, inside directors received no separate compensation for their service as a director and are not included in the table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Total ($)
William G. Byrnes(2)	—	184,004	—	184,004
Frederick W. Eubank, II(3)	—	161,004	—	161,004
Andrew B. Fremder(4)	99,500	75,001	—	174,501
C. William Hosler(5)	—	260,507	—	260,507
Timothy M. Hurd(6)	—	—	512,017	512,017
Sara Grootwassink Lewis(7)	115,000	—	229,951	344,951

(1)	Amounts shown in these columns represent aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are included in footnote 17 of the Company’s 2011 audited consolidated financial statements. The aggregate number of restricted stock, restricted stock units and option awards outstanding at December 31, 2011 appears below in the “Outstanding Director Equity Awards at Fiscal Year-End” table.
(2)	Mr. Byrnes received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent 100% of his annual retainer, 2011 meeting fees and his long-term equity award. During 2011, Mr. Byrnes received the following awards: 1,705 restricted stock units on March 31, 2011 with a grant date fair value of $12,003; 10,949 restricted stock units on April 27, 2011 with a grant date fair value of $75,001; 10,219 restricted stock units on April 27, 2011 with a grant date fair value of $70,000; 2,016 restricted stock units on June 30, 2011 with a grant date fair value of $13,003; 1,140 restricted stock units on September 30, 2011 with a grant date fair value of $7,000; and 1,029 restricted stock units on December 31, 2011 with a grant date fair value of $6,997.
(3)

Mr. Eubank received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent 100% of his annual retainer, 2011 meeting fees and his long-term equity award. During 2011, Mr. Eubank received the following awards: 710 restricted stock units on March 31, 2011 with a grant date fair value of $4,998; 9,489 restricted stock units on April 27, 2011 with a grant date fair value of $65,000; 10,949 restricted stock units on April 27, 2011 with a grant date fair value of $75,001; 2,016 restricted stock units on June 30, 2011 with a grant date fair value of

$13,003; and 489 restricted stock units on September 30, 2011 with a grant date fair value of $3,002. On October 26, 2011, Frederick W. Eubank, a member of our Board and of the Compensation Committee and Asset, Liability and Credit Policy Committee of the Board, resigned from the Board and the Board committees of which he was a member.
(4)	Mr. Fremder received director compensation in cash and deferred restricted stock awards in the form of restricted stock units. The cash fees represent his annual retainers and meeting fees. The restricted stock unit award represents his 2011 long-term equity award. During 2011, Mr. Fremder received the following award: 10,949 restricted stock units on April 27, 2011 with a grant date fair value of $75,001.
(5)	Mr. Hosler received director compensation in deferred restricted stock awards in the form of restricted stock units. The restricted stock unit awards represent his annual retainers, 2011 meeting fees and long-term equity award. These awards and payments are for his service as a Director for both the Company and CapitalSource Bank. Mr. Hosler received the following awards in 2011: 1,847 restricted stock units on March 31, 2011 with a grant date fair value of $13,003; 2,663 restricted stock units on March 31, 2011 with a grant date fair value of $18,747; 9,854 restricted stock units on April 27, 2011 with a grant date fair value of $67,500; 10,949 restricted stock units on April 27, 2011 with a grant date fair value of $75,001; 2,171 restricted stock units on June 30, 2011 with a grant date fair value of $14,003; 2,907 restricted stock units on June 30, 2011 with a grant date fair value of $18,750: 1,303 restricted stock units on September 30, 2011 with a grant date fair value of $8,000; 3,054 restricted stock units on September 30, 2011 with a grant date fair value of $18,751: 1,177 restricted stock units on December 31, 2011 with a grant date fair value of $8,004; and 2,757 restricted stock units on December 31, 2011 with a grant date fair value of $18,748.
(6)	Mr. Hurd received director compensation in stock option awards. The stock options represent his annual retainers, 2011 meeting fees and long-term equity award. During 2011, Mr. Hurd received the following awards: 4,261 stock options on March 31, 2011 with a grant date fair value of $18,441; 47,445 stock options on April 27, 2011 with a grant date fair value of $199,288; 54,745 stock options on April 27, 2011 with a grant date fair value of $229,951; 8,527 stock options on June 30, 2011 with a grant date fair value of $33,543; 4,886 stock options on September 30, 2011 with a grant date fair value of $18,735; and 2,941 stock options on December 31, 2011 with a grant date fair value of $12,059.
(7)	Ms. Grootwassink Lewis received director compensation in cash, stock options and deferred restricted stock awards in the form of restricted stock units. The cash fees represent 100% of her 2011 meeting fees and annual retainers. The stock options represent her long-term equity award. During 2011, Ms. Grootwassink Lewis received the following award: 54,745 stock options on April 27, 2011 with a grant date fair value of $229,951.

OUTSTANDING DIRECTOR EQUITY AWARDS

AT FISCAL YEAR-END

(for the fiscal year ended December 31, 2011)

Name	Restricted Stock or Restricted Stock Units (vested/unvested)(#)(1)	Stock Option Awards(#) (exercisable/unexercisable)(1)
William G. Byrnes	137,408/10,998	35,477/—
Frederick W. Eubank, II	—/—	18,486/—
Andrew B. Fremder	73,628/10,998	18,486/—
C. William Hosler	147,655/17,024	—/—
Timothy M. Hurd	157/—	623,875/54,745
Sara Grootwassink Lewis	30,000/—	208,676/54,745

(1)	All unvested Restricted Stock, Restricted Stock Units and Stock Option Awards will vest on April 26, 2012, except that 3,014 of Mr. Hosler’s Restricted Stock Units vested on March 9, 2012 and 3,012 will vest on March 9, 2013.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth the following information as of the end of the Company’s 2011 fiscal year for (i) compensation plans previously approved by the Company’s stockholders and (ii) compensation plans not previously approved by the Company’s stockholders:

(1) the number of securities to be issued upon the exercise of outstanding options, warrants and rights;

(2) the weighted-average exercise price of such outstanding options, warrants and rights; and

(3) other than securities to be issued upon the exercise of such outstanding options, warrants and rights, the number of securities remaining available for future issuance under the plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	7,193,453	$5.38	29,539,419
Equity compensation plans not approved by stockholders(2)	48,937	$7.83	—

Total	7,242,390	$5.40	29,539,419

(1)	The equity compensation plan approved by stockholders is the Company’s Third Amended and Restated Equity Incentive Plan.
(2)	In December 2002, we granted options to two employees to purchase 75,000 and 30,000 shares, respectively, in each case at a price of $8.52 per share. The options vested 20% on the date of grant and vested in equal installments over the next four anniversaries of the grant date. The options will expire in December 2012 if not previously exercised. In connection with our grant of these options, Messrs. Delaney and Fish granted us reciprocal options to purchase an aggregate of 105,000 shares of our common stock held by them, if and to the extent the options granted to the two employees are exercised. In connection with our earnings and profits dividend paid in February 2006, the total number of shares underlying the option and the exercise price were adjusted to 114,187 and $7.83, respectively.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The information presented below regarding beneficial ownership of common stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes any shares to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the vesting of any restricted stock unit or the exercise of any stock option or other right.

Except as otherwise noted in the footnotes below, the following table presents, as of March 9, 2012, information based on the Company’s records and filings with the SEC regarding beneficial ownership of the following persons:

•	each person, other than directors and executive officers, known by us to be the beneficial owner of more than 5% of our common stock;

•	each director and each nominee to the Board of Directors;

•	the Company’s Executive Chairman, Co-Chief Executive Officers and Chief Financial Officer and the other named executive officers for 2011; and

•	all directors and executive officers of the Company as a group.

Except as described below, for all shares owned, the Company believes that each director or executive officer possesses sole voting power and sole investment power.

The percentage of shares beneficially owned is based on 239,198,721 outstanding shares of our common stock as of March 9, 2012.

Unless otherwise specified, the address for each person is c/o CapitalSource Inc., 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815.

Name of Executive Officer, Director or 5% Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
FMR LLC(1)	25,267,343	10.56%
Luxor Capital Group, LP and affiliates(2)	15,580,841	6.51%
Wells Fargo & Company(3)	14,348,580	6.00%
The Vanguard Group, Inc.(4)	14,805,450	6.19%
John K. Delaney(5)	7,719,170	3.19%
Steven A. Museles(6)	1,326,961	*
James J. Pieczynski(7)	1,110,745	*
Donald F. Cole(8)	669,627	*
John A. Bogler(9)	227,910	*
Laird M. Boulden(10)	287,095	*
Bryan M. Corsini(11)	225,097	*
William G. Byrnes(12)	232,507	*
Andrew B. Fremder(13)	140,612	*
Sara Grootwassink Lewis(14)	308,492	*
C. William Hosler(15)	163,667	*
Timothy M. Hurd(16)	678,777	*
All directors and executive officers as a group (15 persons including those named above)(17)	14,136,163	5.74%

*	Less than one percent.
(1)	Ownership information as of December 31, 2011, based on a Schedule 13G/A filed with the SEC on February 14, 2012. FMR LLC has sole power to dispose of 25,267,343 shares of the Company’s common stock and sole power to vote 922,582 shares of the Company’s common stock. Fidelity Management and Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR LLC, and beneficially owns 24,344,761 shares of the Company’s common stock as a result of its role as an investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Through their control of Fidelity, FMR LLC and Edward C. Johnson 3d, as the chairman and predominant owner of FMR LLC, have the sole power to dispose of such 24,344,761 shares. In addition, Pyramis Global Advisors Trust Company (“Pyramis”) is an indirect wholly-owned subsidiary of FMR LLC and beneficially owns 922,582 shares of the Company’s common stock as a result of its role as the investment manager of institutional accounts owning such shares. Through their control of Pyramis, FMR LLC and Edward C. Johnson 3d have the sole power to vote and dispose of such 922,582 shares. The address for FMR LLC, Fidelity and Edward C. Johnson 3d is 82 Devonshire Street, Boston, MA 02109. The address for Pyramis is 900 Salem Street, Smithfield, RI 02917.
(2)

Ownership information as of December 31, 2011, based on a Schedule 13G/A filed with the SEC on February 14, 2012. Luxor Capital Group, LP, Luxor Management, LLC and Christian Leone have shared voting and dispositive power of 15,580,841 shares of the Company’s common stock. LCG Holdings, LLC has shared voting and dispositive power of 14,578,393 shares of the Company’s common stock. Each of the following entities (collectively, the “Luxor Funds”) has shared voting and dispositive power over the number of shares of the Company’s common stock opposite the name of such Luxor Fund:

Luxor Fund	Number of Shares of the Company’s Common Stock
Luxor Capital Partners, LP	4,806,286
Luxor Spectrum, LLC	76,693
Luxor Wavefront, LP	1,591,436
Luxor Capital Partners Offshore Master Fund, LP	7,169,193
Luxor Capital Partners Offshore, Ltd.	7,169,193
Luxor Spectrum Offshore Master Fund, LP	934,785
Luxor Spectrum Offshore, Ltd.	934,785

Luxor Capital Group, LP acts as the investment manager to each of the Luxor Funds and Luxor Management, LLC is the general partner of Luxor Capital Group, LP. LCG Holdings, LLC is the general partner of certain of the Luxor Funds. Mr. Leone is the managing member of each of Luxor Management, LLC and LCG Holdings, LLC. Each of Luxor Capital Group, LP, Luxor Management, LLC and Mr. Leone may be deemed to beneficially own the shares of the Company’s common stock directly held by the Luxor Funds. LCG Holdings, LLC may be deemed to beneficially own the shares of the Company’s common stock directly held by the Luxor Funds of which it is the general partner. The address of each of the Luxor Capital Partners, LP, Luxor Spectrum, LLC, Luxor Wavefront, LP, Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Mr. Leone is 767 Fifth Avenue, 19th Floor, New York, New York 10153. The address of each of Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Offshore, Ltd., Luxor Spectrum Offshore Master Fund, LP and Luxor Spectrum Offshore, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(3)	Ownership as of December 31, 2011 based on a Schedule 13G filed with the SEC on February 14, 2012. Wells Fargo & Company (“Wells Fargo”) has the sole power to vote 12,813,561 shares of the Company’s common stock, the shared power to vote 4,982 shares of the Company’s common stock, the sole power to dispose of 13,775,757 shares of the Company’s common stock and the shared power to dispose of 25,822 shares of the Company’s common stock. Such shares beneficially owned by Wells Fargo may also be beneficially owned by each of the following subsidiaries of Wells Fargo: Peregrine Capital Management, Inc., Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Advisors, LLC, Wells Fargo Advisors Financial Network, LLC, Wachovia Capital Partners 2000, LLC, Wells Fargo Delaware Trust Company, N.A. and Wells Fargo Funds Management, LLC. In addition, certain of the shares of the Company’s common stock beneficially owned by Wells Fargo are issuable upon the conversion of a note held by Wells Fargo Bank, N.A. The address for Wells Fargo and its subsidiaries is 420 Montgomery Street, San Francisco, CA 94104.
(4)	Ownership as of December 31, 2011 based on a Schedule 13G filed with the SEC on February 9, 2012. The Vanguard Group, Inc. (“Vanguard Group”) has the sole power to vote and the shared power to dispose of 190,944 shares of the Company’s common stock and the sole power to dispose of 14,614,506 shares of the Company’s common stock. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, also beneficially owns and has shared dispositive power over 190,944 of such shares as a result of its serving as investment manager of collective trust accounts. The address for Vanguard Group and VFTC is 100 Vanguard Blvd., Malvern, PA 19355.
(5)	Includes options to purchase 800,000 shares that are currently exercisable, 2,202,259 vested stock units, 3,363,432 shares as to which Mr. Delaney may be deemed to share voting and investment power, 353,479 shares that are directly held by the Delaney Family Trust with respect to which Mr. Delaney’s mother serves as the trustee, 436,545 shares that are directly held by a GRAT for which Mr. Delaney serves as the trustee, 436,545 shares that are directly held by a GRAT for which Mr. Delaney’s spouse serves as the trustee and 63,455 shares that are directly held by Mr. Delaney’s spouse.

(6)	Includes options to purchase 850,000 shares that are currently exercisable and 476,902 shares as to which Mr. Museles may be deemed to share voting and investment power.
(7)	Includes options to purchase 682,625 shares that are currently exercisable, 4,000 shares that are directly held by Mr. Pieczynski’s spouse and 423,986 shares as to which Mr. Pieczynski may be deemed to share voting and investment power, including 1,119 shares beneficially owned by Mr. Pieczynski that are directly held by the Pieczynski Living Trust with respect to which Mr. Pieczynski and his spouse serve as trustees.
(8)	Includes options to purchase 487,500 shares that are currently exercisable and 9,129 shares that are held in a margin account and may be pledged as security for margin debt and as to which Mr. Cole may be deemed to share voting and investment power.
(9)	Includes options to purchase 50,000 shares that are currently exercisable.
(10)	Includes options to purchase 125,000 shares that are currently exercisable.
(11)	Includes options to purchase 51,646 shares that are currently exercisable.
(12)	Includes options to purchase 35,477 shares that are currently exercisable, 148,406 restricted stock units that are currently vested or that will vest within 60 days of March 9, 2012, and 8,875 shares as to which Mr. Byrnes may be deemed to share voting and investment power.
(13)	Includes options to purchase 18,486 shares that are currently exercisable and 84,626 restricted stock units that are currently vested or that will vest within 60 days of March 9, 2012.
(14)	Includes options to purchase 263,421 shares that are currently exercisable or that will become exercisable within 60 days of March 9, 2012 and 30,000 restricted stock units that are currently vested.
(15)	Includes 161,667 restricted stock units that are currently vested or that will vest within 60 days of March 9, 2012.
(16)	Includes options to purchase 678,620 shares that are currently exercisable or exercisable within 60 days of March 9, 2012 and 157 restricted stock units that are currently vested. The address for Mr. Hurd is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, IL 60602.
(17)	Includes options to purchase 4,424,680 shares that are currently exercisable or exercisable within 60 days of March 9, 2012, and 2,627,115 stock units that are currently vested or that will vest within 60 days of March 9, 2012.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We believe that all of our directors, executive officers and beneficial owners of more than 10% of our common stock reported on a timely basis all transactions required to be reported by Section 16(a) during fiscal 2011.

Incorporation by Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated, unless specifically provided otherwise in such filing.

Other Matters

As of the date of this proxy statement, the Board does not intend to present any matter for action at the 2012 Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

Stockholder Proposals for 2013 Annual Meeting

Stockholder proposals for the Company’s 2013 Annual Meeting must be received by the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 15, 2012 to be considered timely or to be eligible for inclusion in the proxy materials. A stockholder who wishes to present a proposal at the Company’s 2013 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815, addressed to the Corporate Secretary by November 15, 2012.

Cost of Soliciting Proxies

The cost of soliciting proxies will be borne by the Company. In addition to the original solicitation of proxies, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request that brokerage houses, nominees, custodians and fiduciaries forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are Company stockholders may be “householding” our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials (“Notice”), proxy statement and annual report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice, proxy statement and annual report, please notify your broker to discontinue householding.

If you are a holder of record and would like to consent to householding or, alternatively, to revoke your householding consent and receive a separate copy of the Notice, proxy statement and annual report in the future, please contact Broadridge Financial Solutions, Inc. (Broadridge), either by calling toll free at 800-542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, USA.

Annual Report

Annual Meeting Materials

The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Company’s 2011 Annual Report on Form 10-K have been made available to all stockholders entitled to notice of, and to vote at, the 2012 Annual Meeting. You may request a copy of our 2011 Annual Report by following the directions on the Notice of Internet Availability of Proxy Materials, or by writing to our Investor Relations Department at 5404 Wisconsin Avenue, 2nd Floor, Chevy Chase, Maryland 20815. These materials also are available on our website at www.capitalsource.com. The 2011 Annual Report on Form 10-K is not incorporated into this proxy statement and is not considered proxy soliciting material.

March 15, 2012

CAPITALSOURCE INC. 5404 WISCONSIN AVENUE, 2ND FLOOR CHEVY CHASE, MD 20815	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees			☐	☐	☐

01	William G. Byrnes	02	John K. Delaney		03	Sara Grootwassink Lewis
The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered accounting firm for 2012.								☐	☐	☐
3	An advisory vote on the compensation of our named executive officers.								☐	☐	☐
NOTE: THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

For address change/comments, mark here.						☐
(see reverse for instructions)				Yes	No
Please indicate if you plan to attend this meeting				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

CAPITALSOURCE INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Annual Meeting of Stockholders - April 26, 2012

The undersigned hereby appoints John K. Delaney and James J. Pieczynski, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on April 26, 2012 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

Please cast your votes on the reverse side as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1, 2 and 3. To vote in accordance with the Board of Directors’ recommendation, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendation.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side